  As filed with the Securities and Exchange Commission on June 28, 1999

                                      Registration Statement No. 333-77763
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             Amendment No. 1

                                    To
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               ----------------

                               AMF BOWLING, INC.
            (Exact name of registrant as specified in its charter)

                               ----------------

              Delaware                                 13-3873268
    (State or other jurisdiction                    (I.R.S. Employer
  of incorporation or organization)              Identification Number)

                                8100 AMF Drive
                           Richmond, Virginia 23111
                                (804) 730-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                Roland C. Smith
                     President and Chief Executive Officer
                                8100 AMF Drive
                           Richmond, Virginia 23111
                                (804) 730-4000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                       COPIES OF ALL CORRESPONDENCE TO:

     Joseph C. Carter, III, Esq.                Mitchell S. Presser, Esq.
 McGuire, Woods, Battle & Boothe LLP         Wachtell, Lipton, Rosen & Katz
          One James Center                         51 West 52nd Street
        901 East Cary Street                    New York, New York 10019
      Richmond, Virginia 23219

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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PROSPECTUS
                                       [LOGO OF AMF BOWLING, INC. APPEARS HERE]

                             27,998,929 SHARES

                               AMF BOWLING, INC.

                               ----------------

                                  COMMON STOCK

  AMF is distributing to each of its stockholders .4698 transferable rights to purchase AMF common stock for each share of AMF common stock held on July 7, 1999. Each right entitles the holder to purchase one share of AMF common stock, plus a portion of any shares remaining if not all of the rights are exercised.

  This rights offering is part of AMF's recapitalization plan. The plan includes a concurrent tender offer by us for a minimum of $450,000,000 and up to $514,286,000 of the outstanding principal amount at maturity of our zero coupon convertible debentures.

  AMF common stock trades on the New York Stock Exchange under the symbol "PIN." The rights are listed on the New York Stock Exchange under the symbol "PINRT." We cannot assure you that an active trading market will develop or be maintained for the rights.

  Certain members of our original investor group have indicated that they currently expect to fully exercise their basic subscription privileges in the rights offering, subject to market conditions, and it is currently anticipated that some of these members of our original investor group will exercise their conditional over-subscription privileges to an extent not yet determined, subject to market conditions. However, these members of our original investor group are not obligated to exercise their basic or conditional over-subscription privileges.

                               ----------------

  Investing in AMF common stock involves a high degree of risk. See "Risk Factors" beginning on page 10.

                               ----------------

                    SUBSCRIPTION PRICE $5.00 PER SHARE

                               ----------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                          Per Share    Total
--------------------------------------------------------------------------------
  Public offering price.................................    $5.00   $139,994,645
--------------------------------------------------------------------------------
  Proceeds, before expenses, to AMF.....................    $5.00   $139,994,645
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  This Prospectus is dated June 28, 1999

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

What is a rights offering?

  A rights offering is a distribution of rights on a pro rata basis to all of our stockholders. We are distributing .4698 rights for each share of AMF common stock held on July 7, 1999.

What is a right?

  Each right entitles the stockholder to purchase one share of AMF common stock at a subscription price of $5.00 per share, a discount to the $6.313 per share closing price of the common stock on the New York Stock Exchange on June 25, 1999. Each right carries with it a basic subscription privilege, an over-subscription privilege and a conditional over-subscription privilege.

What is the basic subscription privilege?

  The basic subscription privilege of each right entitles you to purchase one share of AMF common stock for $5.00, the subscription price.

What is the over-subscription privilege?

  The over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of AMF common stock at the same subscription price of $5.00 per share.

What are the limitations on the over-subscription privilege?

  We will be able to satisfy your exercise of the over-subscription privilege only if rights holders subscribe for less than all of the shares issuable on exercise of the rights under the basic subscription privilege. If sufficient shares are available, we will honor the over-subscription requests in full. If over-subscription requests exceed the shares available, we will allocate the available shares pro rata among those who over-subscribed in proportion to the number of shares each such rights holder purchases pursuant to his basic subscription privilege.

What is the conditional over-subscription privilege?

  The conditional over-subscription privilege of each right entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of AMF common stock at the same subscription price of $5.00 per share if rights holders subscribe for less than $120 million of AMF common stock under the basic and over-subscription privileges. You may exercise your conditional over-subscription privilege even if you have not exercised your over-subscription privilege.

What are the limitations on the conditional over-subscription privilege?

  We will be able to satisfy your conditional over-subscription privilege only if and to the extent that rights holders subscribe for less than $120 million of AMF common stock pursuant to their basic and over-subscription privileges. If rights holders have subscribed under the basic subscription privilege and the over-subscription privilege for $120 million or more of AMF common stock, we will not be able to satisfy your exercises of the conditional over-subscription privilege. If rights holders have subscribed under the basic and over-subscription privileges for less than $120 million of AMF common stock and the sum of the basic, over-subscription and conditional over-subscription requests exceed $120 million, we will honor the basic and, to the extent available, over-subscription requests in full and will allocate the remaining available shares in order to reach total subscriptions of $120 million pro rata among all holders who exercised their conditional over-subscription privileges.

Why are we conducting a rights offering?

  We are proceeding with the rights offering to raise capital as part of a comprehensive recapitalization plan. The plan is designed to reduce our overall debt burden, provide additional financial flexibility and allow us to increase the pace of our acquisition program on a selective basis.

When will the rights offering expire?

  The rights offering will expire at 5:00 p.m. on July 28, 1999, unless we extend it.

Are there any conditions to completion of the rights offering?

  No. There are no conditions to the completion of the rights offering. However, we may terminate the rights offering for any reason before the rights expire. If we terminate the rights offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering.

What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

  If you hold shares of AMF common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled "Beneficial Owner Election Form." You should receive this form from your broker, dealer or nominee with the other rights offering materials.

Will I be charged a commission or fee if I exercise my rights?

  No. We will not charge a brokerage commission or a fee to rights holders for exercising their rights. However, if you exercise your rights through a broker, dealer or nominee, you will be responsible for any fees charged by your broker, dealer or nominee. If you sell your rights through ChaseMellon Shareholder Services, L.L.C., the subscription agent for the rights offering, as described beginning on page 35, it will not charge you any fees. If you sell your rights through other means, you will be responsible for any fees arising from the sale.

May I transfer my rights if I do not want to purchase any shares?

  Yes. The rights are transferable and are listed for trading on the New York Stock Exchange until the close of business on the last trading day before the rights offering expires.

How may I sell my rights?

  You may contact the subscription agent if you would like it to sell your rights for you, as described beginning on page 35. Otherwise, you may try to sell your rights through normal investment channels. We cannot assure you that the subscription agent or others will be able to sell any of your rights for you.

Am I required to subscribe in the rights offering?

  No. If you do not subscribe fully under your basic subscription privilege, however, your percentage ownership interest in AMF common stock will be reduced.

If I exercise rights in the rights offering, may I cancel or change my decision?

  No. All exercises of rights are irrevocable even if we extend the subscription period. For a discussion of circumstances under which we may extend the expiration time and date of the rights offering, see "The Rights Offering--Expiration Date of the Rights Offering" on page 29.

If the rights offering is terminated, will my subscription payment be refunded to me?

  Yes. The subscription agent will hold all funds it receives in escrow until the rights offering is completed or terminated. If the rights offering is terminated, the subscription agent will return all subscription payments promptly, without interest.

What should I do if I have other questions?

  If you have questions or need assistance, please contact D.F. King & Co., Inc., the information agent for the rights offering, at:

                              77 Water Street

                         New York, New York 10005

              Banks and brokers call collect: (212) 269-5550

                 All others call toll free: (800) 628-8532


  For further assistance on how to subscribe for shares, you may also contact ChaseMellon Shareholder Services, L.L.C., the subscription agent for the rights offering, by mail or telephone at:

                            85 Challenger Road

                   Mail Drop: Reorganization Department

                         Ridgefield Park, NJ 07660

                            Tel: (201) 296-4860

  For a more complete description of this offering, see "The Rights Offering" beginning on page 27.

                               PROSPECTUS SUMMARY

Summary.....................  This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the important information that you should consider before exercising the rights and investing in AMF common stock. You should read the entire prospectus carefully.

Information about AMF.......  AMF is the largest owner and operator of bowling centers in the world. On June 21, 1999, we owned and operated 541 bowling centers throughout the world, with 418 centers in the United States and 123 centers in 10 other countries. We are also a world leader in the manufacture and sale of bowling and other recreational products.

                              AMF was acquired in 1996 by an investor group led by an affiliate of Goldman, Sachs & Co. The original investor group currently owns approximately 73.6% of our outstanding common stock.

                              Our principal executive offices are located at 8100 AMF Drive, Richmond, Virginia 23111. Our telephone number is (804) 730-4000.

Risk Factors................  A purchase of AMF common stock involves a high degree of risk. You should read and carefully consider the information set forth under "Risk Factors" beginning on page 10 and the information contained elsewhere in this prospectus.

No Recommendation to Rights
Holders.....................  None of AMF, the subscription agent or the information agent is making any recommendations as to whether or not you should subscribe for AMF common stock. You should decide whether to subscribe for AMF common stock based upon your own assessment of your best interests.

                              THE RIGHTS OFFERING

Reasons for the Rights
Offering....................  We are proceeding with the rights offering to raise capital as part of a comprehensive recapitalization plan. The plan is designed to reduce our overall debt burden, provide additional financial flexibility and allow us to increase the pace of our acquisition program on a selective basis.

Rights......................  We will distribute to each stockholder of record on July 7, 1999, at no charge, .4698 transferable subscription rights for every share of AMF common stock then owned. Each right entitles the stockholder to purchase one share of AMF common stock at a subscription price of $5.00 per share, a discount to the $6.313 per share closing price of the common stock on the New York Stock Exchange on June 25, 1999, pursuant to the basic subscription privilege. Each right also carries with it an over-subscription privilege and a conditional over-subscription privilege as described on page 29. The rights will be evidenced by a transferable rights certificate.

Participation by Certain
Members of the Original
Investor Group.........       Certain members of the original investor group
                              who own, in the aggregate, approximately
                              43,221,048 outstanding shares of common stock (or
                              72.5% of our outstanding shares of common stock), have indicated that they currently expect to fully exercise their basic subscription privileges, subject to market conditions, and it is currently anticipated that some of these members of our original investor group will exercise their conditional over-subscription privileges to an extent not yet determined, subject to market conditions. However, none of these members of our original investor group is obligated to exercise its basic or conditional over-subscription privileges.

Record Date.................  You will receive .4698 rights for each share of common stock you held on the record date, which is July 7, 1999, at 5:00 p.m., New York City time.

Expiration Date.............  The rights will expire at 5:00 p.m., New York
                              City time, on July 28, 1999. We may extend the expiration time and date for any reason.

Termination of the Rights
Offering....................  We may terminate the rights offering for any reason before the rights expire. If we terminate the rights offering, we will promptly return all subscription payments. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate the rights offering. If you do not exercise your rights before the expiration time, they will expire and will no longer be exercisable.

Procedure for Exercising
Rights......................  You may exercise rights by properly completing and signing your rights certificate. You must deliver to the subscription agent your rights certificate with payment of the subscription price for each share of AMF common stock subscribed for (all pursuant to the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege) before the expiration of the rights offering, which is 5:00 p.m., New York City time, on July 28, 1999 unless the rights offering is extended. If you use the United States mail to send your rights certificate, we recommend that you use insured, registered mail. If you cannot deliver your rights certificate to the subscription agent on time, you may use the procedures for guaranteed delivery described under "The Rights Offering--Guaranteed Delivery Procedures" on page 34. We will not pay interest on subscription payments. We have provided more detailed instructions on how to exercise your rights under "The Rights Offering" beginning with the section "--Exercise of Rights" on page 31 and in the rights certificate and "Instructions for Use of AMF Bowling, Inc. Rights Certificates" that accompany this prospectus.

How Foreign Stockholders
Can Exercise Rights.........  We will not mail rights certificates to you if you are a stockholder with an address outside the United States. Instead, the subscription agent will hold rights certificates for your account. To exercise those rights, you must notify the subscription agent on or before 11:00 a.m., New York City time, on July 23, 1999, and establish to the satisfaction of the subscription agent that you are permitted to exercise your rights under applicable law. If you do not notify the subscription agent and provide acceptable instructions to it by such time (if no contrary instructions are received), the subscription agent will try to sell your rights, if feasible, and will pay the estimated net proceeds, if any, to you.

Issuance of Common Stock....  We will issue certificates representing shares of
                              AMF common stock purchased pursuant to the exercise of rights as soon as practicable after the rights offering expires.

Certain Federal Income Tax
Consequences................  Holders of AMF common stock who receive rights will not recognize taxable income in connection with the distribution or exercise of rights. You may recognize a gain or loss if you sell your rights or if you sell the shares of AMF common stock that you acquire by exercising your rights.

Use of Proceeds.............  If all rights are exercised, we will receive approximately $138.5 million from the rights offering, after paying estimated expenses. We will use the net proceeds from the rights offering primarily to purchase our zero coupon convertible debentures in the tender offer, to make an equity contribution to repay a portion of the revolving credit facility under our principal subsidiary's bank credit agreement, to pay the bank lenders a fee in connection with an amendment to the bank credit agreement and for general corporate purposes.

Common Stock Outstanding....
                              As of June 25, 1999, we had outstanding
                              59,597,550 shares of AMF common stock. After the rights offering, if all rights are exercised, we will have outstanding approximately 87,596,479 shares of AMF common stock. These numbers do not include 11,213,305 shares issuable upon exercise of outstanding stock options or warrants or conversion of our zero coupon convertible debentures (without giving effect to debentures tendered to us in the concurrent tender offer and without giving effect to any adjustments to options, warrants or zero coupon convertible debentures as a result of this rights offering).

                           FORWARD-LOOKING STATEMENTS

  Parts of the information contained or referred to in this prospectus, including information with respect to the recapitalization plan and the benefits of that plan, the related business restructuring and restructuring and other charges, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors" beginning on page 10 and "Cautionary Statement Regarding Forward-Looking Statements" beginning on page 17.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                    (Dollars in millions, except share data)

  In the table below, we provide you with selected historical consolidated financial data of AMF and AMF's predecessor company. We prepared this information using the consolidated financial statements of AMF and the combined financial statements of AMF's predecessor company as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and the quarterly periods ended March 31, 1998 and 1999.

  The selected financial data includes operating results expressed in terms of EBITDA. EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization, and other income and expenses. We have included EBITDA information because we understand that this information is a standard measure commonly reported and widely used by some investors and analysts. EBITDA is not intended to represent and you should not consider it more meaningful than, or an alternative to, other measures of performance determined in accordance with generally accepted accounting principles.

                                                                             Three Months    Four Months
                                                                              Ended March       Ended
                                 For the year ended December 31,                  31,         April 30,
                          -------------------------------------------------  --------------  -----------
                           Predecessor                                       AMF Bowling,    Predecessor
                           Company (a)           AMF Bowling, Inc.               Inc.        Company (a)
                          --------------  ---------------------------------  --------------  -----------
                                                                              (unaudited)
                                             As
                                          Adjusted
                           1994    1995   1996 (b) 1996 (c)  1997    1998     1998    1999    1996 (d)
                          ------  ------  -------- -------- ------  -------  ------  ------  -----------
Income Statement Data:
Operating revenue.......  $517.8  $564.9   $548.9   $384.8  $713.7  $ 738.1  $187.3  $202.6    $164.9
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Cost of goods sold......   196.0   184.1    173.6    130.5   212.6    202.2    38.9    39.6      43.1
Bowling center operating
 expenses...............   115.2   166.5    178.8    123.7   251.2    335.7    78.4    93.2      80.2
Selling, general and
 administrative
 expenses...............    57.1    50.8     51.0     35.1    64.5     70.0    16.9    14.8      35.5
Depreciation and
 amortization...........    24.8    39.1     73.5     49.4   102.5    120.6    26.8    33.4      15.1
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Operating income
 (loss).................   124.7   124.4     72.0     46.1    82.9      9.6    26.3    21.6      (9.0)
Interest expense........     7.4    15.7    106.2     78.0   118.4    114.7    26.0    31.0       4.5
Other income (expense),
 net....................    (1.5)    0.2      3.8      3.9    (8.1)    (5.3)    0.1     2.3      (0.1)
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Income (loss) before
 income taxes...........   115.8   108.9    (30.4)   (28.0)  (43.6)  (110.4)    0.2   (11.7)    (13.6)
Provision (benefit) for
 income taxes...........    16.5    12.1     (8.9)    (8.5)  (12.8)     7.3     0.5     1.5      (1.7)
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Net income (loss) before
 equity in loss of joint
 ventures and
 extraordinary items....    99.3    96.8    (21.5)   (19.5)  (30.8)  (117.7)   (0.3)  (13.2)    (11.9)
Equity in loss of joint
 ventures, net of tax...     --      --       --       --     (1.4)    (8.2)   (0.3)   (5.5)      --
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Net income (loss) before
 extraordinary items....    99.3    96.8    (21.5)   (19.5)  (32.2)  (125.9)   (0.6)  (18.7)    (11.9)
Extraordinary items, net
 of tax.................     --      --       --       --    (23.4)     --      --      --        --
                          ------  ------   ------   ------  ------  -------  ------  ------    ------
Net income (loss).......  $ 99.3  $ 96.8   $(21.5)  $(19.5) $(55.6) $(125.9) $ (0.6) $(18.7)   $(11.9)
                          ======  ======   ======   ======  ======  =======  ======  ======    ======
Basic and diluted net
 loss per share before
 extraordinary items....                   $(0.55)  $(0.49) $(0.71) $ (2.11) $(0.01) $(0.31)
Basic and diluted per
 share effect of
 extraordinary items....                      --       --    (0.52)     --      --      --
                                           ------   ------  ------  -------  ------  ------
Basic and diluted net
 loss per share.........                   $(0.55)  $(0.49) $(1.23) $ (2.11) $(0.01) $(0.31)
                                           ======   ======  ======  =======  ======  ======
Selected Data:
EBITDA..................  $149.5  $163.5   $145.5   $ 95.5  $185.4  $ 130.2  $ 53.1  $ 55.0    $  6.1
EBITDA margin...........    28.9%   28.9%    26.5%    24.8%   26.0%    17.6%   28.4%   27.1%      3.7%

                                                                       As of
                                     As of December 31,              March 31,
                          ---------------------------------------- -------------
                           Predecessor                                  AMF
                           Company(a)       AMF Bowling, Inc.      Bowling, Inc.
                          ------------- -------------------------- -------------
                           1994   1995    1996     1997     1998       1999
                          ------ ------ -------- -------- -------- -------------
                                                                    (unaudited)
Balance Sheet Data:
Working capital (e)...... $ 16.9 $ 29.2 $    7.8 $   43.9 $   70.6   $  100.5
Goodwill.................    --     --     771.1    772.3    772.7      767.4
Total assets.............  410.2  400.4  1,594.0  1,832.1  1,980.0    1,982.5
Total debt...............  186.1  167.4  1,091.3  1,060.6  1,344.0    1,364.4
Stockholders' equity.....  132.4  161.5    408.8    654.0    529.6      509.8
Total capital............  318.5  328.9  1,500.1  1,714.6  1,873.6    1,874.2

--------
(a) Predecessor Company amounts represent the results of AMF Bowling Group (former owners).
(b) Represents results of operations from January 1, 1996 through December 31, 1996 on a basis assuming the Predecessor Company had been acquired on January 1, 1996.
(c) For the period from the inception date of January 12, 1996 through December 31, 1996, which includes the results of operations of the acquired business from May 1, 1996 through December 31, 1996.
(d) Represents results of operations from January 1, 1996 through April 30,
    1996.
(e) Predecessor Company amounts reflect elimination of affiliate receivables and payables.

                                  RISK FACTORS

  You should carefully consider the following factors, together with the other information contained in this prospectus, before subscribing for AMF common stock we are offering. An investment in AMF common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

Our bowling products business has experienced significant problems, particularly in our markets in the Asia Pacific region.

  In recent years, most of our new center package sales have been to international markets, primarily Asia Pacific countries such as China, Taiwan and South Korea. New center package sales to China, Japan and other markets in the Asia Pacific region represented 52.8% of our new center package sales for 1998, compared to 72.7% for 1997 and 66.5% of our new center package sales for the first quarter of 1999, compared to 53.2% for the first quarter of 1998. Economic difficulties in the Asia Pacific region have had and will continue to have an adverse impact on our new center package sales, shipments and order backlog. Another reason for the decline in new center package sales is the limited availability of financing for customers desiring to build new bowling centers, especially in the Asia Pacific region. In addition, Shanghai Zhonglu Industrial Corporation ("Zhonglu"), a Chinese manufacturer of bowling equipment, has become a significant competitor in China. As discussed below under "Recent Developments" on page 19 and under "Our Business, Recapitalization Plan and On-Going Business Strategies--Our Bowling Products Business" on page 21, AMF recently entered into three year joint distribution agreements with Zhonglu as well as a trademark license agreement and option agreement. Under these agreements, among other matters, AMF will exclusively distribute certain Zhonglu products and parts outside of China and Zhonglu will exclusively distribute AMF products and parts inside China. We cannot assure you that our arrangements with Zhonglu will be successful or that other Chinese or other foreign or domestic competitors will not begin selling bowling equipment within or outside China.

  At the end of 1998, our new center package backlog was 1,078 which was 37.5% lower than at the end of 1997. As of March 31, 1999, our new center package backlog was 755 units, which is 30% lower than it was at December 31, 1998. It is customary for a certain portion of the backlog to be cancelled before the expected shipping date. We have experienced a greater number of order cancellations recently because of economic difficulties in the Asia Pacific region. We cannot assure you that economic conditions in the Asia Pacific region and other regions will improve or that our new center package sales will not decrease any further.

  Due to the decline in new center package sales, shipments and order backlog, in the near term, we are concentrating on sales of products designed to enable bowling center operators to modernize their facilities and on sales of consumer products such as bowling pins, parts, balls and supplies. We cannot assure you that we will be successful in this effort.

  China has recently strengthened its import restrictions by requiring the payment of full customs duties and value added taxes on the importation of new and used capital goods. The Chinese government has also begun to prohibit importation of used capital equipment without permits. Permits for the importation of used bowling equipment are very difficult to obtain. Local Chinese companies, including Zhonglu, however, are not subject to the same restrictions. For example, Zhonglu produces and sells bowling equipment which is not subject to the customs duties or permit requirements that affect AMF's imported equipment. AMF believes that Zhonglu has experienced significant acceptance by local customers. These Chinese import restrictions have had, and for the foreseeable future, we believe will continue to have an adverse effect on sales of AMF bowling equipment in China.

Our bowling centers business has experienced declines in constant center revenue and EBITDA margin.

  Our bowling centers have experienced a decline in constant center revenue and EBITDA margin primarily related to our rapid growth through acquisitions. Such growth led to significant problems in integrating new bowling centers and managing our expanded base of centers.

  In response to the decline in operating results, we curtailed the pace of acquisitions, assembled an experienced management team for U.S. bowling center operations, and are in the process of putting in place management infrastructure to support integration of new centers. We are also increasing the focus on training and recruiting center managers and implementing marketing and other customer satisfaction initiatives to increase revenue.

  Despite these efforts to improve center performance, we cannot assure you that we will be able to reverse the decline in constant center revenue and EBITDA margins.

We may have difficulties in continuing our strategy to grow through acquisitions.

  Our principal strategy for growth has been to acquire bowling centers. In the past, we have had difficulties integrating acquired centers into our operations on an efficient basis. We recently curtailed the pace of our acquisition program so that we could focus on improving the financial performance of our existing centers. When we increase the pace of our acquisition program, we will consider acquisitions on a more selective basis. We cannot assure that funding will be available for acquisitions or that our existing debt will permit us to make acquisitions, that bowling centers will be available for acquisition or that we will be able to successfully integrate acquired centers into our operations.

Our bowling centers business has experienced declines in the daily number of games bowled per lane.

  Our bowling centers business has experienced and is continuing to experience a decline in the number of games bowled per lane per day (also known as "lineage"). This decline has been primarily caused by a decrease in the number of league bowlers. While more people are bowling at our bowling centers, they are bowling less often. As part of our recent efforts to focus on improving the financial performance of our existing centers as described in this prospectus, we are seeking to improve lineage at our bowling centers; however, there can be no assurances that our lineage will increase or that the lineage will not further decline.

We have a new executive management team and we depend on experienced center level management.

  Over the last six months, our executive management team has undergone significant change. Our former chief executive officer, Douglas J. Stanard, who had significant bowling center experience, resigned effective January 1, 1999. He was replaced on an interim basis by Stephen E. Hare, our chief financial officer, who served as acting chief executive officer. We have hired a new chief executive officer, Roland C. Smith, who has experience in managing multi-unit chains but does not have bowling industry experience. Mr. Hare will remain as our chief financial officer. In addition, in August 1998, we hired a new president of our bowling center operations from outside the bowling industry and reorganized management of our bowling center operations. We also recently named a new president of our bowling products operations from within the company and reorganized our bowling products management team. While we believe that our current management team gives us significant executive strength, there can be no assurance that it will be able to successfully execute our business strategies.

  Our future success depends on our ability to develop, motivate, retain and attract experienced and innovative bowling center managers. The loss of the services of our key personnel, or the inability to attract additional qualified personnel, could have a material adverse affect on our business, results of operations and financial condition.

We experience intense competition in both of our significant lines of business.

  The United States bowling center industry is very competitive and fragmented. It consists of two large bowling center operators, AMF and Brunswick Corporation, three medium-sized chains and over 5,000 bowling centers owned by single-center and small chain operators. The international bowling center industry is also extremely competitive and fragmented. There are typically few chain operators and a large number of single-center operators in any one country, which results in intense international competition.

  Bowling, as both a competitive sport and a recreational activity, also faces competition from other entertainment and athletic activities. The success of our bowling center operations depends on, among other things:

  .  customers' continued interest in league and open bowling;

  . the availability and affordability of recreational and entertainment alternatives;

  .  the amount of leisure time our customers enjoy; and

  .  other social and economic factors over which we have no control.

  The bowling products industry is also extremely competitive. AMF and Brunswick are also the two largest manufacturers of bowling center equipment. However, we also compete with smaller companies in certain product lines. For example, as described above, Zhonglu became a significant source of competition for us in China. Primarily because of the excess worldwide inventory of used bowling equipment, we have recently experienced intense price competition in virtually all of our markets for equipment. We expect this to continue for the foreseeable future.

Our business is somewhat seasonal and subject to market cycles.

  The financial performance of our bowling center operations is seasonal. Cash flows typically peak in the winter and reach their lows in the summer. While the geographic diversity of our bowling centers operations has helped to reduce this seasonality in the past, the increase in U.S. centers resulting from our acquisitions has increased the seasonality of that business.

  Our bowling products business is also seasonal. The U.S. market, which is the largest market for modernization and consumer products, is driven by the beginning of league play in the fall of each year. While operators purchase consumer products throughout the year, they often place larger orders during the summer in preparation for the start of league play in the fall. Summer is also generally the peak period for installation of modernization equipment. Operators typically sign purchase orders for modernization equipment during the first four months of the year after they receive winter league revenue indications. Equipment is then shipped and installed during the summer when leagues are generally less active. However, sales of some major modernization equipment, such as automatic scoring and synthetic lanes, are less predictable and fluctuate from year to year because of the longer life cycle of those major products. Sales of new center packages can fluctuate dramatically as a result of economic fluctuations in international markets, as seen in the reduction of sales of new center packages to markets in the Asia Pacific region as a result of economic difficulties in that region.

We have a significant amount of debt that could adversely affect our ability to raise additional equity capital, implement our growth strategies and meet our strategic goals.

  As of March 31, 1999, we had total debt of approximately $1.4 billion and stockholders' equity of approximately $509.8 million. As of March 31, 1999, on a pro forma basis, after giving effect to the tender offer and this rights offering and assuming that we purchase our zero coupon convertible debentures in an aggregate principal amount at maturity equal to $450.0 million and $514.3 million, respectively, and assuming that we raise $140 million in this rights offering, we would have had total debt of approximately $1,213.6 million and approximately $1,196.4 million, respectively, and stockholders' equity of approximately $694.0 million and approximately $701.6 million, respectively. As of March 31, 1999, on a pro forma basis, after giving effect to the tender offer and this rights offering and assuming that we purchase our zero coupon convertible debentures in an aggregate principal amount at maturity equal to $450.0 million and $514.3 million, respectively, and assuming that we raise $120 million in this rights offering, we would have had total debt of approximately $1,213.6 million and $1,196.4 million, respectively, and stockholders' equity of approximately $674.0 million and $681.6 million, respectively.

  Our EBITDA in the first quarter of 1998 was $53.1 million and in the first quarter of 1999 was $55.0 million, an increase of $1.9 million. Our EBITDA in 1997 was $185.4 million and in 1998 was $130.2 million, a decrease of $55.2 million, or 29.8%. We had interest expense of $26.0 million in the first quarter of 1998, $31.0 million in the first quarter of 1999, $118.4 million in 1997 and $114.7 million in 1998. Our cash interest expense was $19.9 million in the first quarter of 1998, or 37.5% of EBITDA, $19.5 million in the first quarter of 1999, or 35.5% of EBITDA, $83.0 million, or 44.8% of EBITDA, in 1997 and $76.5 million, or 58.8% of

EBITDA, in 1998. We cannot assure you that we will be able to generate enough EBITDA to pay our fixed charges (interest expense, amortization of debt issuance costs, and the portion of rent expense considered to represent interest expense) or that we will have enough cash to make interest payments on our debt when it becomes due. In addition, some of our borrowings are at variable rates of interest and could require us to pay more interest on our debt if interest rates rise. Pursuant to a recent amendment to our principal operating subsidiary's bank credit agreement, interest rates for borrowings under the bank credit agreement have been increased.

  Our debt service obligations could make us more vulnerable to industry downturns and competitive pressures. Our substantial debt could also have other important consequences. For example, it could adversely affect our ability to, among other things:

  . obtain additional financing or refinancing on terms and conditions acceptable to us;

  .  pursue our acquisition strategy;

  .  maintain our facilities;

  . use our cash flows from operations for other purposes, such as working capital or capital expenditures; and

  .  achieve our other business goals.

  Some of our debt agreements require that we meet financial tests. Our substantial debt could adversely affect our ability to meet those financial tests. Our debt agreements also impose substantial operating and financial restrictions on our operating subsidiaries. These restrictions limit the ability of those subsidiaries to incur some types of additional debt and make capital expenditures. Failure to comply with these restrictions or to meet these financial tests could result in an event of default under the debt agreements, which could have a material adverse effect on our operations.

  We amended our principal subsidiary's bank credit agreement in September 1998 to increase our financial flexibility through 1999. The September 1998 amendment waived certain financial covenants through the end of 1999, but also placed certain restrictions on our ability to make capital expenditures, investments and acquisitions. Recently, we have further amended the bank credit agreement as part of our recapitalization plan. This most recent amendment, among other matters, relaxes certain financial covenants through the end of 2001, enables us to cure non-compliance with financial covenants and gives us added financial flexibility and the ability to make more acquisitions. However, we cannot assure that we will meet the new financial covenants contained in the amendment. The amendment to the bank credit agreement will be effective on the closing of the subscriptions obtained in the rights offering and the closing of the tender offer, except that the relaxation of certain financial covenants for the quarter ending June 30, 1999 is already effective.

We have had significant net losses and we anticipate future net losses.

  We have not reported net income since we were acquired by the investor group in 1996. We recorded a net loss of $125.9 million in 1998. We recorded a net loss of $32.2 million before extraordinary items in 1997 and a net loss on an as adjusted basis of $21.5 million in 1996 (after giving effect to the acquisition of AMF by the investor group). For the quarter ended March 31, 1999, we recorded a net loss of $18.7 million compared to a net loss of $0.6 million for the quarter ended March 31, 1998. We expect to continue to incur significant net losses for the foreseeable future because of our significant interest, depreciation and amortization expense related to the acquisition.

Our international operations are subject to significant periodic economic downturns, fluctuations in currency exchange rates and market disruptions.

  Our international operations are subject to the risks inherent in operating abroad, including:

  .  currency exchange rate fluctuations;

  .  economic and political fluctuations and destabilization;

  . restrictive laws, tariffs and other actions by foreign governments, such as those taken by China;

  .  difficulty in obtaining distribution and support for our products;

  .  the risk of nationalization;

  . the laws and policies of the United States affecting trade, international investment and loans; and

  .  foreign tax law changes.

  These factors have contributed to our decrease in international revenue between the first quarter of 1998 and the first quarter of 1999, and may have a further material adverse effect on our results of operations.

We are a holding company and have no significant operations; our business is conducted through our subsidiaries.

  We are a holding company with no direct operations except providing some management services to our subsidiaries. We have no significant assets other than the stock of our subsidiaries. We conduct our business through our subsidiaries. As a result, we depend on capital contributions or financing to meet our obligations. Our subsidiaries are separate legal entities that have no obligation to make any funds available to us for any purpose. The debt agreements of our principal operating subsidiary effectively prohibit our subsidiaries from paying dividends or making certain other cash payments to us.

We have not paid and, for the foreseeable future, will not pay cash dividends.

  We have not paid cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. As a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or to make cash distributions to us. Our debt agreements effectively prohibit our subsidiaries from paying cash to us to pay dividends or make other distributions.

Most of our assets are subject to liens in favor of our lenders.

  The lenders under our principal subsidiary's bank credit agreement have liens on all of the capital stock of our primary operating subsidiary and on substantially all of its current and future assets. This includes a pledge of all of the issued and outstanding shares of capital stock of some of our other indirect subsidiaries. In addition, some of our subsidiaries have also granted the lenders liens on all of their current and future assets. If there is a default under our principal subsidiary's bank credit agreement, the lenders will have a prior secured claim on the capital stock and the assets of our primary operating subsidiary and other subsidiaries. Our financial condition will be materially adversely affected if the lenders attempt to foreclose on their collateral.

We are controlled by an investor group with a majority interest in AMF.

  We are controlled by an investor group led by an affiliate of Goldman, Sachs & Co. Three of our directors are affiliated with Goldman Sachs. As a result of their ownership of a majority of our common stock, their representation on our board of directors and the terms of a stockholders agreement binding AMF and many of our significant stockholders, affiliates of Goldman Sachs are able to:

  .  control the election of a majority of our board of directors;

  .  appoint new management; and

  . approve or block any action requiring shareholder approval, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

  The stockholders agreement also provides that three of the other investment funds which are members of our original investor group may each nominate a director to our board of directors. In addition, the executive committee of our board of directors consists of two directors nominated by affiliates of Goldman Sachs and our president and chief executive officer. We cannot assure you that the interests of our significant stockholders will not conflict with your interests.

Our stock price has fallen dramatically.

  The market price of our common stock has been volatile and has fallen dramatically over the past year. In the future, our stock price may be materially affected by, among other things:

  . the rights offering, the number of shares offered and the price at which shares may be purchased pursuant to the rights;

  . the actual results of our recapitalization plan and whether we accomplish the related operating improvements which we seek to achieve;

  .  actual or anticipated fluctuations in our operating results;

  .  our bowling center acquisition activity;

  .  the impact of international markets;

  .  changes in financial estimates by securities analysts; or

  .  general market conditions.

  We cannot assure you that the market price of our common stock will not decline below the levels prevailing at the time of the rights offering or below the price offered pursuant to the rights.

  The public trading price of AMF common stock may decline after you exercise your rights and before the rights offering expires. You will not be able to revoke your exercise of the rights if this occurs. Also, we cannot assure you that after you exercise your rights, you will be able to sell the shares of common stock you purchase at a price equal to or greater than the subscription price you paid.

We would be required to repay most of our debt if anyone other than Goldman Sachs acquires a majority of our shares and we may not be able to do so.

  If anyone other than Goldman Sachs acquires a majority of our shares, the holders of our zero coupon convertible debentures would be able to require us to repurchase those debentures at a price equal to the original issue price of the debentures plus accrued original issue discount of the debentures to the date repurchased. Such an event may also give rise to a requirement that we repay, in some cases at a premium to principal amount, our principal operating subsidiary's outstanding senior subordinated notes, senior subordinated discount notes and bank credit agreement. We cannot assure you that, in those circumstances, we or our principal operating subsidiary would have or be able to obtain the financing necessary to make the required payments.

The sale of a substantial amount of common stock may materially adversely affect the market price.

  Sales of a substantial amount of our common stock in the public market, by our significant stockholders or otherwise, or the perception that these sales may occur, could materially adversely affect the market price of our common stock and impair our ability to raise funds in additional stock offerings.

You may not revoke your exercise of rights; the rights offering may be terminated.

  Once you exercise your rights, you may not revoke the exercise. If we elect to withdraw or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the rights except to return any subscription payments, without interest.

The subscription price may not reflect the value of AMF.

  The subscription price does not necessarily bear any relationship to the book value of our assets, historic or future cash flows, financial condition, recent or historic prices for our common stock or other established criteria for valuation. The full board of directors set the subscription price at $5.00. You should not consider the subscription price as an indication of the value of AMF. See "The Rights Offering--Approval of the Rights Offering and Determination of Subscription Price" beginning on page 27 for further detail regarding the way in which the subscription price was determined.

Stockholders who do not exercise their rights will experience dilution.

  If you do not exercise your basic subscription privilege in full, you will experience a decrease in your proportionate interest in the equity ownership of AMF. The sale of rights, if a market for rights develops, may not compensate you for all or any part of the reduction in the market value of AMF common stock that may result from the rights offering. If you do not exercise or sell your rights, you will relinquish any value inherent in the rights.

Our certificate of incorporation and bylaws contain anti-takeover provisions that may affect your rights as a stockholder.

  Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deterring or preventing a sale or change of control of AMF. These provisions may also make the removal of directors and management more difficult. For example, our bylaws restrict who may call a special meeting of stockholders, making it difficult for stockholders to call meetings for special purposes. Also, our certificate of incorporation authorizes us to issue preferred stock and rights or options entitling the holders to purchase securities of AMF or of any other corporation, without stockholder approval and upon terms the board of directors determines. The rights of our common stockholders will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued in the future.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

  The following statements are or may be forward-looking statements:

 . statements set forth in this prospectus or statements incorporated by reference from documents we have filed with the Securities and Exchange Commission, including possible or assumed future results of our operations, including but not limited to any statements contained in this prospectus or those documents concerning:

  . the manner, timing and expected results of our recapitalization plan and related activities and charges;

  . the expected success of our plans to improve our bowling centers operations, including revenue enhancement and cost management programs;

  .  the ability of our new management to execute our strategies;

  . the success of the recent management reorganization of our bowling centers and bowling products businesses;

  . the ability to increase the pace of our bowling center acquisition program;

  . the expected success of changes contemplated in our bowling products business;

  . our expectations concerning the Asia Pacific region and the Zhonglu joint distribution and related arrangements;

  .  the success of our employee incentive efforts;

  .  the outcome of existing or potential litigation;

  .  the timing or amount of any changes in the interest expense of our debt;

  . our ability to generate cash flow to service our debt and meet our debt payment obligations;

  . the amounts of capital expenditures needed to maintain or improve our bowling centers;

  . any statements preceded by, followed by or including the words "believes," "expects," "predicts," "anticipates," "intends,"
     "estimates," "should," "may" or similar expressions; and

  . other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts.

  Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

  . our ability, and the ability of our new management team, to carry out our long-term business strategies, including increasing the pace of our acquisition program;

  .  our ability to integrate acquired operations into our business;

  . our ability to identify and develop new bowling markets to assist our growth;

  . the continuation of adverse financial results and substantial competition in our bowling products business;

  .  our ability to retain and attract experienced bowling center management;

  .  our ability to generate cash flow to pay our substantial debt;

  . the continuation or worsening of economic difficulties in overseas markets, including the Asia Pacific region;

  . the risk of adverse political acts or developments in our existing and proposed international markets;

  . fluctuations in foreign currency exchange rates affecting our translation of operating results;

  .  adverse judgments in pending or future litigation;

  .  continued or increased competition;

  .  the popularity of bowling;

  .  a decline in general economic conditions;

  .  the status or effectiveness of our Year 2000 efforts;

  . our ability to effectively implement the Zhonglu joint distribution and related arrangements;

  .  changes in interest and exchange rates; and

  .  the other factors discussed above under "Risk Factors" beginning on page
     10.

  You should not place undue reliance on such statements, which speak only as of the date that they were made. Our independent public accountants have not examined any forward-looking statements and, accordingly, do not provide any assurance with respect to those statements. These cautionary statements should also be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to our forward-looking statements after the rights offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

                              RECENT DEVELOPMENTS

New Chief Executive Officer

  We appointed Roland C. Smith as our president and chief executive officer, effective April 28, 1999. Mr. Smith replaces Stephen E. Hare, our chief financial officer, who was acting chief executive officer for the preceding six months. Mr. Hare continues as chief financial officer. Mr. Smith has also been appointed to our board of directors and the executive committee of the board of directors.

  Mr. Smith was most recently president and chief executive officer of the Triarc Restaurant Group where, among other matters, he oversaw the restructuring and expansion of Arby's Restaurants. Mr. Smith was formerly associated with Procter & Gamble, Pepsi, Schering-Plough and KFC International.

  For a description of Mr. Smith's employment agreement and stock option grant agreement, you should refer to the information under the heading "Certain Relationships and Related Party Transactions--Transactions with Management and Others; Certain Business Relationships" beginning at page 40.

New Distribution Arrangement

  On June 13, 1999, our subsidiary, AMF Bowling Products, Inc., signed joint distribution agreements, a trademark license agreement and an option agreement with Zhonglu. Under the distribution agreements, AMF will add to its product mix and exclusively distribute certain Zhonglu products and parts outside of China and Zhonglu will add to its product mix and exclusively distribute AMF products and parts inside of China. With this distribution arrangement, AMF will close all but one of its company owned offices in China and will be exclusively represented in China by Zhonglu. Additionally, AMF will have an option under certain circumstances to acquire Zhonglu's bowling products business during the three-year term of the agreements.

Amendment to Credit Agreement

  On June 14, 1999, the lenders under our principal operating subsidiary's bank credit agreement entered into an amendment of the credit agreement. See "Our Business, Recapitalization Plan and On-Going Business Strategies--Our Recapitalization Plan--Amendments to Bank Credit Agreement" on page 22 for a more detailed description of the amendment.

Recent Litigation

  On April 22, 1999, a putative class action was filed in the United States District Court for the Southern District of New York by Vulcan International Corporation ("Vulcan") against AMF, The Goldman Sachs Group, L.P., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Cowen & Company, Schroder & Co. Inc., Richard A. Friedman and Douglas J. Stanard. Vulcan, as putative class representative for itself and all persons who purchased our common stock in our 1997 initial public offering, seeks, among other things, damages and/or rescission against all defendants pursuant to Sections 11, 12 and/or 15 of the Securities Act of 1933 based on allegedly inaccurate and misleading disclosures in connection with and following the initial public offering. Our management believes that the litigation is without merit and intends to defend against it vigorously.

                    OUR BUSINESS, RECAPITALIZATION PLAN AND
                          ON-GOING BUSINESS STRATEGIES

Our Primary Business Segments and Strategies

  We principally operate in two business segments in the United States and international markets: (1) the ownership and operation of bowling centers and
(2) the manufacture and sale of bowling equipment and bowling products.

  We are the largest owner and operator of bowling centers in the U.S. and worldwide. As of June 21, 1999, we owned and operated 418 bowling centers in the U.S. and 123 international bowling centers. We are also one of the world's largest manufacturers and sellers of bowling equipment.

  Our business strategy is designed to:

  .  consolidate the bowling center industry through an acquisition program;

  .  build a nationally recognized AMF brand of bowling centers; and

  .  manufacture, market and distribute bowling products in global markets.

  While we believe that our long-term business strategy is sound, we continue to experience the difficulties in our bowling centers and bowling products businesses that began in 1998 and are more fully discussed below. In response to these difficulties, we carefully reviewed our businesses, with the assistance of management, other employees and independent consultants, to identify the critical operating issues and key action steps required to reinvigorate our businesses. In addition, we recently appointed a new president and chief executive officer and assembled an experienced management team to execute our business plan.

Our Bowling Centers Business

  In the first quarter of 1999, our bowling centers operation produced revenue of $172.6 million and EBITDA of $60.5 million, up from $150.2 million and $56.8 million, respectively, in the first quarter of 1998. In 1998, our bowling centers operation produced revenue of $541 million and EBITDA of $142 million, up from $429 million and $130 million, respectively, in 1997. The 1998 EBITDA margin of 26.3% has declined from 30.4% in 1997. The deterioration of EBITDA margin was related primarily to our rapid growth through acquisitions, which led to significant problems in integrating new bowling centers and managing our expanded base of centers. On a constant currency basis, we experienced declines in constant center revenue of 0.8% in the first quarter of 1999, 1.6% in the first quarter of 1998, and 1.9% in 1998, and an increase of 0.4% in 1997 compared to the same prior year periods. Additionally, operating expenses as a percentage of revenue increased in the first quarter of 1999 and in 1998 compared with the same prior year periods. The increase in 1998 was primarily related to nationally branded chain development activities. The increase in 1999 was primarily attributable to higher expenses related to maintenance and supplies, advertising and payroll.

  We have taken several steps to address operating issues in our bowling centers business. These include:

  Assembled an Experienced Management Team. In addition to hiring Roland C. Smith, we also recently hired John P. Watkins as president of U.S. bowling centers, and five new regional vice presidents with substantial multi-unit retail experience to manage U.S. bowling centers operations. We also appointed senior executives with bowling industry experience to key operating and staff vice president positions.

  Focus on Existing Centers. Beginning in September 1998, we curtailed the pace of our acquisition program and began evaluating acquisition opportunities on a more selective basis. We have been focusing on improving the performance of our existing centers to reinvigorate constant center revenue growth, as well as league and open play lineage, and to attract new customers.

  Focus on Training and Retaining Center Managers. We believe that performance of our centers depends heavily on our center managers. We intend to implement a new stock-based incentive plan to reward our center managers. We are also designing programs to more effectively train our center managers and staff based upon the most successful practices of field managers. In addition, we have hired a new vice president of training for U.S. bowling center operations with multi-unit retail experience and created a training and human resources position in each of the six regions to implement these programs.

  Focus on Marketing and Customer Satisfaction. We are implementing several programs which are designed to attract and retain league and open play bowlers. These include:

  . Marketing initiatives to leverage the influence of key league bowlers in our existing customer base to help us grow and retain league participation. These marketing initiatives include our "League Development Leader" and "Friends Bowl with Friends" programs.

  . Capital spending on certain of our centers to improve customer satisfaction and generate incremental revenue with improved facilities and innovative and updated programs and product offerings. For example, we have been installing Xtreme(TM) (glow-in-the-dark) bowling in many of our centers as part of an overall upgrading of certain of our facilities.

  . Upgrading our food and beverage menu selection and service to enhance our customers' bowling experience and to increase revenue per visit.

Our Bowling Products Business

  Our bowling products business experienced significant difficulties in the first quarter of 1999 and in 1998. In the first quarter of 1999, it produced revenue of $32.0 million, a decrease of 22.1% from the first quarter of 1998, and EBITDA of $(0.6) million, compared to EBITDA of $0.1 million in the first quarter of 1998. It produced revenue of $213 million in 1998, a decrease of 29.0% from 1997, and EBITDA of $11 million, a decrease of 84.5% from 1997. This business, the growth of which was driven primarily by international sales of new center packages, was severely and adversely affected by economic difficulties in the Asia Pacific region. In addition, competitive global pricing and a strong U.S. dollar reduced the profitability of our products business.

  We are taking steps to address operating issues in this side of our business. These include:

  New Management Infrastructure. We recently appointed a president of bowling products. We have also consolidated our international sales force under one senior vice president and consolidated responsibility for customer service in the U.S. to the vice president of U.S. sales.

  Cost Reduction Program. We are continuing to implement a comprehensive cost reduction program to align our cost structure with reduced bowling products revenue. The program includes closure of a manufacturing facility, production and material cost reductions, reduction of worldwide overhead and downsizing of our international sales force. In 1998, we were successful in reducing our bowling products costs by approximately $6 million. We are continuing our cost reduction efforts and are considering possible strategic alliances and other product development and sales initiatives in an effort to further reduce costs. In this regard, we recently entered into joint distribution and related agreements with Zhonglu described under "Recent Developments" on page 19.

  Focus on Modernization and Consumer Products. During this period of weakness in international sales of new center packages, we have been and are continuing to concentrate our selling efforts on our products designed to enable bowling center operators to modernize their facilities and on consumer products such as bowling pins, parts, balls and supplies. Unlike our new center packages, these products are not as dependent on our emerging markets and produce more stable sales and profits. However, we intend to remain in a position to participate in any significant growth of demand for new center packages in emerging markets.

Our Recapitalization Plan

  We are pursuing a recapitalization plan to enhance our ability to implement our three-part business strategy. The plan is designed to reduce leverage and increase financial flexibility so that we can resume our strategy of growing through acquisitions, building a nationally recognized brand and successfully manufacturing, marketing and distributing bowling products. The recapitalization plan has three primary components:

  The Rights Offering. We seek to raise approximately $140 million of equity capital in this rights offering. The net proceeds of the offering will primarily be used to reduce our leverage by repurchasing outstanding zero coupon convertible debentures through the tender offer described below and repaying certain bank debt. Certain members of the original investor group, who hold approximately 72.5% of our common stock, have indicated that they currently expect to fully exercise their basic subscription privileges in the offering, subject to market conditions, and it is currently anticipated that some of these members of our original investor group will exercise their conditional over-subscription privileges to an extent not yet determined, subject to market conditions. However, these members of our original investor group are not obligated to exercise their basic or conditional over-subscription privileges.

  The Tender Offer. We have also commenced a tender offer to repurchase a minimum of 40% and up to 45.7% of the outstanding principal amount at maturity of our zero coupon convertible debentures at an indicated price of 14% of face value. Affiliates of Goldman Sachs and Kelso & Company, which own approximately 44% of the outstanding debentures, have indicated that they currently expect to tender their debentures in the tender offer subject to market conditions, although they are not obligated to do so.

  Amendments to Bank Credit Agreement. The lenders under our principal operating subsidiary's bank credit agreement have recently entered into an amendment of the credit agreement. The following are the key provisions of the bank credit agreement amendment:

  . Allowing us to use a portion of the net proceeds of the rights offering to repurchase the zero coupon convertible debentures and allowing us to retain a portion of the proceeds for general corporate purposes and certain other purposes as described under "Use of Proceeds";

  . Increasing access to the revolving credit facility under the bank credit agreement for acquisitions, subject to certain conditions;

  . Relaxing certain financial covenants through the end of 2001 and enabling the Company to cure non-compliance with financial covenants;

  . Excluding certain restructuring and other special charges from covenant calculations; and

  . Increasing the interest rates for borrowings under the bank credit agreement.

  A copy of the amendment to the bank credit agreement (including the restatement of the bank credit agreement) has been filed as Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 28, 1999.

Restructuring and Other Special Charges

  We are likely to record certain restructuring charges, which are likely to be approximately $7.5 million. We also could record other special charges in 1999. Under the amendment to the bank credit agreement, such restructuring charges and an amount up to $27.5 million of other special charges, to the extent taken in 1999, are excluded from the calculation of the financial covenants relating to EBITDA.

                                USE OF PROCEEDS

  If all of the rights are exercised, we will receive approximately $140.0 million, and if 85.7% of the rights are exercised, we will receive approximately $120.0 million, upon completion of this rights offering, before deducting the fees and expenses of the financial and legal advisors to our board of directors and the special committee of our board and our other offering expenses. These fees and expenses are estimated to be $1.5 million. We will use the net proceeds from the rights offering as follows:

                                                                      Total
                                                                    Proceeds
                                                                  -------------
                                                                  (in millions)
                                                                   $140  $120
                                                                  ------ ------
   .  Repurchase up to 45.7% of our zero coupon convertible
      debentures due 2018 through the concurrent tender offer;
      ..........................................................  $ 72.0 $ 72.0
   .  Repay a portion of the revolving credit facility (due
      March 31, 2002 at current interest rate of 7.6746%) of our principal subsidiary's bank credit agreement which will be treated by the bank lenders as fulfilling the requirement
      under the bank credit agreement for making additional
      acquisitions, the amounts of which are determined by the
      provisions of the bank credit agreement;..................    30.0   30.0
   .  Retain cash for general corporate purposes;...............    32.3   12.3
   .  Pay fees to the bank lenders in connection with the
      amendment of our principal subsidiary's bank credit
      agreement; and ...........................................     3.8    3.8
   .  Pay expenses associated with the purchase of our zero
      coupon convertible debentures due 2018....................     0.4    0.4
                                                                  ------ ------
       Total uses of net proceeds...............................  $138.5 $118.5
                                                                  ====== ======

  The proceeds retained by us for general corporate purposes as well as any portion of the proceeds designated to be used to purchase our zero coupon convertible debentures but that are not used to purchase such debentures because less than 45.7% of the outstanding principal amount at maturity of debentures are tendered may be used by us to repurchase additional debentures, to allow our principal operating subsidiary to redeem a portion of its senior subordinated notes and its senior subordinated discount notes, to make equity contributions to our principal operating subsidiary or for other corporate purposes.

  If more than 45.7% of the zero coupon convertible debentures are validly tendered and not withdrawn in the tender offer and/or if subscriptions are received pursuant to the rights offering for more than $120 million of AMF common stock, we may, but are not obligated to, increase the outstanding principal amount at maturity of debentures for which we are tendering, but not in excess of 60% of the outstanding principal amount at maturity of the debentures, and in that event extend the expiration dates of both the tender offer and the rights offering. Exercises of subscriptions made prior to any such extension will not be revocable because of the extension.

                                DIVIDEND POLICY

  We have never paid cash dividends on AMF common stock and do not plan to do so for the foreseeable future. Because we are a holding company, our ability to pay dividends depends on the ability of our subsidiaries to pay cash dividends or make other cash distributions to us. The agreements governing our debt generally prohibit our subsidiaries from paying dividends or making other cash distributions to us. See "Risk Factors." Our board of directors has sole discretion over the declaration and payment of future dividends. Any future dividends will depend upon our profitability, financial condition, cash requirements, future prospects, general business conditions, the terms of any of our debt agreements and other factors our board of directors believes are relevant.

                          PRICE RANGE OF COMMON STOCK

  You can find AMF common stock traded on the NYSE under the symbol "PIN." The following table shows the high and low sales prices of AMF common stock over recent periods.

                                                               High     Low
                                                               ----     ----
   1997
     Fourth Quarter (from November 7, 1997)................... $25 1/8  $21 1/2
   1998
     First Quarter............................................  27 3/8   20 1/2
     Second Quarter...........................................  31       22 5/8
     Third Quarter............................................  28 3/8    7 1/2
     Fourth Quarter...........................................   9        3 7/8
   1999
     First Quarter............................................   6        4
     Second Quarter (through June 25, 1999)...................   8 3/16   3 1/2

  On June 25, 1999, we had approximately 4,650 stockholders of record. AMF common stock's price closed at $6 1/2 on May 4, 1999, the last full trading day before we publicly announced the rights offering and at $6 5/16 on June 25, 1999.

                                 CAPITALIZATION

  The following table shows our cash, debt and capitalization as of March 31, 1999. The table also shows our cash, debt and capitalization as adjusted for the completion of the rights offering (including application of the net proceeds from that transaction as described above on page 23 under the heading "Use of Proceeds") at the assumed subscription price of $5.00 per share and assuming we receive proceeds of $140 million if all of the rights are exercised and $120 million if only 85.7% of all of the rights are exercised and we purchase 45.7%, or the maximum amount, of the outstanding principal amount of our zero coupon convertible debentures in the tender offer.

  The adjusted March 31, 1999 amounts reflect the following additional assumptions:

                                                             Total Proceeds
                                                          ---------------------
                                                          (dollars in millions)
                                                             $140       $120
                                                          ---------- ----------
 . The number of shares of common stock to be issued in
  rights offering is:...................................  27,998,929 24,000,000
 . The difference between the sum of original issue price
  plus accrued original issue discount and the purchase
  price of 14% of principal amount at maturity for our
  zero coupon convertible debentures due 2018 is
  recorded as gain on early extinguishment of debt:
    Original issue price plus accrued original issue
     discount...........................................      $138.0     $138.0
    Purchase price......................................        72.0       72.0
                                                          ---------- ----------
    Gain................................................       $66.0      $66.0
 . The write-off of deferred financing costs related to
  the original issuance on May 12, 1998 of our zero
  coupon convertible debentures due 2018 is 45.7% of the
  unamortized cost:.....................................         4.8        4.8
 . Restructuring charges:................................         7.5        7.5
 . Based on net proceeds received of $138.5 million and
  $118.5 million, respectively, and the number of shares
  issued in the rights offering, capital stock is
  recorded as follows:
    Common stock........................................         0.3        0.2
    Paid-in capital.....................................       138.2      118.3
 .No income tax liability with respect to the net effect
 of the gain and charges described above is incurred in
 either adjusted case. As of December 31, 1998, we had,
 for income tax purposes, an accumulated net operating
 loss carryforward of approximately $194.5 million.

                                                        March 31, 1999
                                                  ----------------------------
                                                    (dollars in millions)
                                                               As Adjusted
                                                              for Proceeds
                                                            ------------------
                                                             Total Proceeds
                                                            ------------------
                                                   Actual    $140.0    $120.0
                                                  --------  --------  --------
Cash............................................. $   56.8  $   89.1  $   69.1
                                                  ========  ========  ========
Short-term borrowings:
  Current maturities, long-term debt............. $   34.2  $   34.2  $   34.2
                                                  --------  --------  --------
Long-term debt:
  Bank debt......................................    556.7     526.7     526.7
  Subsidiary senior subordinated notes...........    250.0     250.0     250.0
  Subsidiary senior subordinated discount notes..    219.5     219.5     219.5
  Zero coupon convertible debentures.............    302.0     164.0     164.0
  Mortgage and equipment notes...................      2.0       2.0       2.0
                                                  --------  --------  --------
    Total debt...................................  1,364.4   1,196.4   1,196.4
Stockholders' equity:
  Preferred stock, par value $.01, and 50,000,000
   shares authorized, no shares issued and
   outstanding...................................      --        --        --
  Common stock, par value $.01, 200,000,000
   shares authorized, 59,597,550 shares issued
   and outstanding before the rights offering and
   87,596,479 and 83,597,550 shares issued and
   outstanding after the rights offering assuming
   proceeds of $140 million and $120 million,
   respectively .................................      0.6       0.9       0.8

  Paid-in capital................................    749.1     887.3     867.4
  Retained deficit...............................   (219.6)   (166.3)   (166.3)
  Equity adjustment from foreign currency
   translation...................................    (20.3)    (20.3)    (20.3)
                                                  --------  --------  --------
    Total stockholders' equity...................    509.8     701.6     681.6
                                                  --------  --------  --------
    Total capitalization......................... $1,874.2  $1,898.0  $1,878.0
                                                  ========  ========  ========

                              THE RIGHTS OFFERING

  On or about July 9, 1999, we will distribute to each holder of AMF common stock, at no charge, .4698 transferable subscription rights for each share of AMF common stock owned. Each right entitles the holder to purchase one share of AMF common stock at a subscription price of $5.00 per share, a discount to the $6.313 per share closing price of the common stock on the New York Stock Exchange on June 25, 1999, pursuant to the basic subscription privilege. Each right will also have an over-subscription privilege and conditional over-subscription privilege described on page 29. The rights will be evidenced by a transferable rights certificate. We will distribute the rights to you only if you are a record holder of AMF common stock on the record date, which is 5:00 p.m., New York City time, on July 7, 1999. We will round up, to the nearest whole number, the number of rights we distribute to each stockholder.

  Before exercising or selling any rights, you should read carefully the information set forth under "Risk Factors" beginning on page 10.

  The following describes the rights offering in general and assumes (unless specifically provided otherwise) that you are a record holder of AMF common stock. If you hold your shares in a brokerage account or through a dealer or other nominee, please see "--Beneficial Owners" on page 33 below.

Approval of the Rights Offering and Determination of Subscription Price

  As a result of matters discussed under the heading "Our Business, Recapitalization Plan and On-Going Business Strategies" beginning on page 20, our board of directors, at a meeting on May 4, 1999, considered a proposal to raise up to $140 million in equity capital. At that meeting, our board appointed Messrs. Charles Diker, Paul Edgerley and Howard Lipson, directors who are not employees of AMF or affiliated with Goldman Sachs or Kelso & Company (whose affiliates together own more than a majority of AMF common stock and approximately 44% of the outstanding principal amount of our zero coupon convertible debentures), as a special committee to consider certain aspects of the tender offer in the context of the recapitalization plan, including the price at which we would tender for our zero coupon convertible debentures in the proposed concurrent tender offer for those debentures.

  We retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as financial advisor to the board of directors and the special committee. Morgan Stanley is also acting as the dealer manager for the concurrent tender offer for our zero coupon convertible debentures. At a meeting held on May 4, 1999, after receiving advice from Morgan Stanley and considering various factors, the special committee recommended to the full board pursuing the proposed tender offer, subject to the approval of the recapitalization plan by the full board of directors and subject to the special committee approving the specific pricing of the proposed tender offer. The board approved pursuing the recapitalization plan at the May 4 meeting.

  At board meetings held on June 10 and June 15, 1999, our management made detailed presentations of the recapitalization plan, including the proposed amendment to our principal operating subsidiary's bank credit agreement and the proposed terms of the rights offering and the tender offer. At each meeting, Morgan Stanley made a presentation to our board regarding certain matters related to the rights offering and the tender offer. Thereafter, the special committee met separately with Morgan Stanley to discuss certain matters relating to the tender offer, including the possible pricing thereof.

  At a meeting held on June 16, 1999, management made a detailed presentation to the board of directors about all aspects of the proposed recapitalization plan and recommended that the board approve it. Morgan Stanley also made a presentation to the board and recommended the pricing and terms of the rights offering and the tender offer. The special committee met separately with Morgan Stanley to discuss the proposed tender offer, including the possible pricing thereof. The special committee then rejoined the board meeting and, based on Morgan Stanley's presentation and recommendations and consideration of other relevant factors, recommended that the board approve the tender offer, including pricing the tender offer on the basis presented by management and Morgan Stanley. Based on management's and Morgan Stanley's presentations, taking into account this recommendation of the special committee and after consideration of other relevant factors, the full board of directors then approved the recapitalization plan, including the rights offering, the tender offer and the other contemplated transactions.

  At a meeting on June 22, 1999, our management reviewed with the board of directors the final terms of the recapitalization plan, including the pricing of this rights offering and the tender offer. The board of directors confirmed its approval of the recapitalization plan and those terms.

  Some of the factors considered by the board of directors include:

  .  our capital requirements;

  .  the advice of Morgan Stanley;

  .  the alternatives available to us for the raising of capital;

  .  the market price of AMF common stock;

  .  the market price of our zero coupon convertible debentures;

  . the added flexibility that could be achieved by improving our capital structure and amending our principal operating subsidiary's bank credit agreement;

  .  our business prospects;

  .  the operating challenges we face;

  .  our recent poor financial performance and results;

  .  our high degree of leverage;

  .  our desire to reinvigorate our acquisition program;

  .  our need for further flexibility in our debt agreements; and

  .  the general condition of the securities markets.

Principal Stockholders' Participation in the Rights Offering

  Our significant stockholders, including affiliates of our original investor group, will receive rights to purchase AMF common stock in this rights offering on the same terms and conditions as all other stockholders. As of June 25, 1999, affiliates of Goldman Sachs, Kelso, The Blackstone Group and Bain Capital (members of the original investor group) owned a total of 43,221,048 shares, or approximately 72.5%, of the outstanding AMF common stock (without giving effect to outstanding options or warrants to acquire stock or the conversion of our zero coupon convertible debentures). These significant stockholders have indicated that they currently expect to fully exercise their basic subscription privileges in the rights offering, subject to market conditions, and it is currently anticipated that some of these significant stockholders will exercise their conditional over-subscription privileges to an extent not yet determined, subject to market conditions. However, these significant stockholders are not obligated to exercise their basic or conditional over-subscription privileges. For a description of significant relationships between some of these stockholders and us, please review the matters discussed under the heading "Certain Relationships and Related Party Transactions" beginning on page 39.



No Fractional Rights

  We will not issue fractional rights. Instead, we will round up any fractional rights to the nearest whole right. For example, if you own 150 shares of AMF common stock, you will receive 71 rights, instead of 70.5 rights you would have received without rounding.

  You may request that the subscription agent divide your rights certificate into transferable parts, for instance, if you are the record holder for a number of beneficial holders of AMF common stock. However, the subscription agent will not divide your rights certificate so that (through rounding or otherwise) you would receive a greater number of rights than those to which you would be entitled if you had not divided your certificates.

Expiration Date of the Rights Offering

  You may exercise the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege at any time before the time of expiration of the rights offering, which is 5:00 p.m., New York City time, on July 28, 1999, unless the rights offering is extended. If you do not exercise your rights before the time they expire, then your rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights expire, regardless of when you transmitted the documents, except if you have timely transmitted the documents pursuant to the guaranteed delivery procedures described below.

  We may extend the expiration time and date of the rights offering for any reason, and you will not be able to revoke your exercise of subscriptions.

  If we elect to extend the date the rights expire, we will issue a press release announcing the extension before 9:00 a.m. on the first New York Stock Exchange trading day after the most recently announced expiration date. If we extend the date the rights will expire by more than 14 calendar days, we will send prompt written notice of the extension to you and all rights holders of record. See "--Extensions and Termination" on page 37.

Subscription Privileges

  Your rights entitle you to the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege.

  Basic Subscription Privilege. With the basic subscription privilege, you may purchase one share of AMF common stock per right, upon delivery of the required documents and payment of the subscription price of $5.00 per share, before the time the rights expire. You are not required to exercise all of your rights unless you wish to also purchase shares under your over-subscription privilege and/or your conditional over-subscription privilege described below.

  Over-Subscription Privilege. In addition to your basic subscription privilege, you may subscribe for additional shares of AMF common stock upon delivery of the required documents and payment of the subscription price of $5.00 per share before the time the rights expire. You may exercise your over-subscription privilege only if you exercised your basic subscription privilege in full. You will receive common stock pursuant to your over-subscription privilege only if other holders of rights do not exercise their basic subscription privileges in full.

  Conditional Over-Subscription Privilege. In addition to your basic subscription privilege and over-subscription privilege, your rights also entitle you to a conditional over-subscription privilege. The conditional over-subscription privilege allows you to subscribe for up to a number of shares of AMF common stock, the total subscription price for which, when added to the subscription prices paid by all rights holders exercising their basic subscription privileges and over-subscription privileges, equals $120 million, subject to proration described below. If the total subscription prices paid by all rights holders exercising their basic subscription privileges and over-subscription privileges equals or exceeds $120 million, we will honor the basic and, to the extent available, over-subscription requests in full and the conditional over-subscription privilege will not be available; in this circumstance, you will not have purchased any additional shares of AMF common stock pursuant to the exercise of the conditional over-subscription privilege. However, if rights holders subscribe under the basic and over-subscription privileges for less than $120 million of AMF common stock, shares will be allocated to rights holders who subscribe under the conditional over-subscription privilege. For example, if rights holders have paid subscription prices totaling $100 million pursuant to their basic subscription privileges and over-subscription privileges and various rights holders have exercised their conditional over-subscription privileges, those rights holders who exercised their conditional over-subscription privilege will be eligible to purchase an aggregate additional 4 million shares (the $20 million difference between $120 million and $100 million divided by the $5.00 per share subscription price). In this circumstance, shares will be allocated on a pro rata basis to holders exercising the conditional over-subscription privilege if conditional over-subscriptions are received for more than 4 million shares; if rights holders were to exercise the conditional over-subscriptions for a total of less than 4 million shares in this example, all such conditional over-subscriptions would be honored in full.

  You may exercise your conditional over-subscription privilege only if you have exercised your basic subscription privilege in full. However, you may exercise your conditional over-subscription privilege even if you have not exercised your over-subscription privilege.

  Pro Rata Allocation. If there are not enough shares to satisfy all subscriptions pursuant to the exercise of the over-subscription privilege and/or the conditional over-subscription privilege, we will allocate the remaining shares pro rata (subject to the elimination of fractional shares) among those over-subscribing. Pro rata means, in the case of the over-subscription privilege, in proportion to the number of shares you and the other holders have purchased pursuant to the exercise of the basic subscription privilege and subject to a maximum of $140 million. Pro rata means, in the case of the conditional over-subscription privilege, in proportion to the number of shares you and the other holders have purchased pursuant to the exercise of the basic subscription privilege and the over-subscription privilege and subject to a maximum of $120 million in the aggregate for the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege. If there is a need to prorate the exercise of rights pursuant to the over-subscription privilege and the pro ration results in the allocation to you of a greater number of shares than you subscribed for pursuant to the over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege. If there is a need to prorate the exercise of rights pursuant to the conditional over-subscription privilege and the proration results in the allocation to you of a greater number of shares than the maximum number of shares you indicated pursuant to the conditional over-subscription privilege, then we will allocate to you no more than the maximum number of shares you so indicated. We will allocate the remaining shares among all other holders exercising their conditional over-subscription privilege.

  Full Exercise of Basic Subscription Privilege. You may exercise the over-subscription privilege or the conditional over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights for shares of AMF common stock you own individually and for shares of AMF common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege or the conditional over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege or conditional over-subscription privilege. However, you may exercise your conditional over-subscription privilege even if you have not exercised your over-subscription privilege.

  When you complete the portion of the rights certificate to exercise the over-subscription privilege or the conditional over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of AMF common stock you hold in that capacity. You must exercise your over-subscription privilege or the conditional over-subscription privilege at the same time you exercise your basic subscription privilege in full.

  If you own your shares of AMF common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege or the conditional over-subscription privilege on your behalf, the nominee holder will be required to certify to us and the subscription agent:

  . the number of shares held on July 7, 1999, the record date, on your behalf;

  . the number of rights you exercised under your basic subscription privilege;

  . that your entire basic subscription privilege held in the same capacity has been exercised in full; and

  . the number of shares of AMF common stock you subscribed for pursuant to the over-subscription privilege or the maximum number of shares of AMF common stock you subscribed for pursuant to the conditional over-subscription privilege.

  Your nominee holder must also disclose to us certain other information received from you.

  Return of Excess Payment. If you exercised your over-subscription privilege or your conditional over-subscription privilege and are allocated less than all of the shares of AMF common stock for which you wished to subscribe, the excess funds you paid for shares of AMF common stock that are not allocated to you will be returned by mail, without interest or deduction, as soon as practicable after the expiration date of the rights.

Exercise of Rights

  You may exercise your rights by delivering the following to the subscription agent before the time the rights expire:

  . Your properly completed and executed rights certificate evidencing those rights with any required signature guarantees or other supplemental documentation; and

  . Your payment in full of the subscription price for each share of AMF common stock subscribed for pursuant to the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege.

Method of Payment

  Your payment of the subscription price must be made by either:

  . Check or bank draft drawn upon a U.S. bank or postal, telegraphic, or express money order payable to the subscription agent; or

  . Wire transfer of immediately available funds to the account maintained by the subscription agent for such purpose at The Chase Manhattan Bank, New York, NY, ABA No. 021 000 021, Attention: ChaseMellon Shareholder Services, Reorg Rights Account No. 323-859569 (AMF Bowling).

Receipt of Payment

  Your payment of the subscription price will be deemed to have been received by the subscription agent only when:

  .  Any uncertified check clears;

  . The subscription agent receives any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order; or

  . The subscription agent receives collected funds in its account at The Chase Manhattan Bank referred to above.

Clearance of Uncertified Checks

  You should note that funds paid by uncertified personal checks may take five business days or more to clear. If you wish to pay the subscription price in respect of your basic subscription privilege, over-subscription privilege and conditional over-subscription privilege by an uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights expire to ensure that your payment is received and clears by that time. We urge you to consider using a certified or cashier's check, money order or wire transfer of funds to avoid missing the opportunity to exercise your rights.

Delivery of Subscription Materials and Payment

  You should deliver the rights certificate and payment of the subscription price, as well as any nominee holder certifications, notices of guaranteed delivery and The Depository Trust Company participant over-subscription forms,

  If by Mail to:

    ChaseMellon Shareholder Services, L.L.C.

    Post Office Box 3301

    South Hackensack, NJ 07606

    Attn: Reorganization Department

  If By Hand Delivery to:

    ChaseMellon Shareholder Services, L.L.C.

    120 Broadway, 13th Floor

    New York, NY, 10271

    Attn: Reorganization Department

  If by Overnight Delivery to:

    ChaseMellon Shareholder Services, L.L.C.

    85 Challenger Road - Mail Drop - Reorg

    Ridgefield Park, NJ 07660

    Attention: Reorganization Department

  You may call the subscription agent at (201) 296-4860.

Calculation of Rights Exercised

  If you do not indicate the number of rights being exercised, or do not forward full payment of the aggregate subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you owe for your subscription, you will be deemed to have exercised the over-subscription privilege to purchase the maximum number of shares available to you pursuant to your over-subscription privilege that may be purchased with your overpayment. If your aggregate subscription price payment is greater than the amount you owe for your subscription under your basic subscription privilege and your over-subscription privilege, you will be deemed to have exercised the conditional over-subscription privilege to purchase the maximum number of shares available to you pursuant to your conditional over-subscription privilege that may be purchased with your overpayment. However, if rights holders have paid subscription prices totaling $120 million or more pursuant to their basic subscription privileges and over-subscription privileges you will not be deemed to have exercised your conditional over-subscription privilege and you will not have purchased any additional shares pursuant to your conditional over-subscription privilege. If we do not apply your full subscription price payment to your purchase of shares of AMF common stock, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the date the rights expire.

Exercising a Portion of Your Rights

  If you subscribe for fewer than all of the shares of AMF common stock represented by your rights certificate, you may, under certain circumstances, either direct the subscription agent to attempt to sell your remaining rights or receive from the subscription agent a new rights certificate representing the unused rights. See "--Method of Transferring and Selling Rights" beginning on page 35.

The Subscription Agent Will Hold Funds in Escrow Until the Shares of Common Stock are Issued.

  The subscription agent will hold your payment of the subscription price in a segregated escrow account with other payments received from holders of rights until we issue to you your shares of AMF common stock.

Signature Guarantee May Be Required

  Your signature on each rights certificate must be guaranteed by an eligible institution such as a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless

  . your rights certificate provides that the shares of the AMF common stock you subscribed for are to be delivered to you; or

  .  you are an eligible institution.

Notice to Beneficial Holders

  If you are a broker, a dealer, a trustee or a depositary for securities who holds shares of AMF common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners' intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and, in the case of the over-subscription privilege and/or the conditional over-subscription privilege, the related nominee holder certification, and submit them to the subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of AMF common stock on the record date, so long as the nominee submits the appropriate rights certificates and certifications and proper payment to the subscription agent.

Beneficial Owners

  If you are a beneficial owner of shares of AMF common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to sell or exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled "Beneficial Owners Election Form." You should receive this form from your broker, dealer or other nominee with the other rights offering materials.

Instructions for Completing the Rights Certificate

  You should read and follow the instructions accompanying the rights certificate carefully. If you want to exercise your rights, you must send your rights certificates to the subscription agent. You should not send the rights certificates to AMF. Any rights certificates received by AMF will be returned to the sender as promptly as possible.

  You are responsible for the method of delivery of rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the rights certificates and payment of the aggregate subscription price by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the time the rights expire.

Determinations Regarding the Exercise of Rights

  We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of rights. Our decisions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within whatever time we determine. We may reject the exercise of any of your rights because of any defect or irregularity. Your subscription will not be deemed to have been received or accepted until all irregularities have been waived by us or cured by you within the time we decide, in our sole discretion.

  We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. Neither we nor the subscription agent will have any duty to notify you of a defect or irregularity in your exercise of the rights. We will not be liable for failing to give you that notice. We will also not accept your exercise of rights if our issuance of shares of AMF common stock pursuant to your exercise could be deemed unlawful or materially burdensome. See "--Regulatory Limitation" on page 38 and "--Compliance with State Regulations Pertaining to the Rights Offering" on page 38.

Guaranteed Delivery Procedures

  If you wish to exercise your rights, but you do not have sufficient time to deliver the rights certificates evidencing your rights to the subscription agent before the time the rights expire, you may exercise your rights by the following guaranteed delivery procedures:

  . Make your payment in full of the subscription price for each share of AMF common stock being subscribed for pursuant to the basic subscription privilege, the over-subscription privilege and the conditional over-subscription privilege to be received (in the manner set forth in "-- Method of Payment" on page 31) to the subscription agent before the time the rights expire;

  . Deliver a notice of guaranteed delivery to the subscription agent at or before the time the rights expire; and

  . Deliver the properly completed rights certificate evidencing the rights being exercised (and, if applicable for a nominee holder, the related nominee holder certification), with any required signatures guaranteed, to the subscription agent, within three New York Stock Exchange trading days following the date the notice of guaranteed delivery was delivered to the subscription agent.

  Your notice of guaranteed delivery must be substantially in the form provided with the "Instructions For Use of AMF Bowling, Inc. Rights Certificates" distributed to you with your rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

  .  Your name;

  . The number of rights represented by your rights certificates, the number of shares of AMF common stock you are subscribing for pursuant to the basic subscription privilege, the number of shares of AMF common stock, if any, you are subscribing for pursuant to the over-subscription privilege and the number of shares of AMF common stock, if any, you are subscribing for pursuant to the conditional over-subscription privilege; and

  . Your guarantee that you will deliver to the subscription agent any rights certificates evidencing the rights you are exercising within three New York Stock Exchange trading days following the date the subscription agent receives your notice of guaranteed delivery.

  You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the rights certificate at the addresses set forth under "--Delivery of Subscription Materials and Payment" on page 32. You may also transmit the notice of guaranteed delivery to the subscription agent by telegram or facsimile transmission (telecopier no. (201) 296-4293). To confirm facsimile deliveries, you may call (201) 296-4860.

  The subscription agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Please call the subscription agent at
(201) 296-4860.

Subscription Agent

  We have appointed ChaseMellon Shareholder Services, L.L.C. as subscription agent for the rights offering. We will pay its fees and expenses related to the rights offering. We also have agreed to indemnify the subscription agent from some of the liabilities that it may incur in connection with the rights offering.

Questions About Exercising Rights--Information Agent

  You may direct any questions or requests for assistance concerning the method of exercising your rights, additional copies of this prospectus, the instructions, the nominee holder certification, the notice of guaranteed delivery or other subscription documents referred to herein, to the information agent, at the following telephone number and address:

    D.F. King & Co., Inc.

    77 Water Street

    New York, New York 10005

    Banks and brokers call collect: (212) 269-5550

    All others call toll free: (800) 628-8532

No Revocation of Exercise of Rights

  Once you have exercised your basic subscription privilege and, should you choose, your over-subscription privilege and/or conditional over-subscription privilege, you may not revoke your exercise. Even if we extend the time or date the rights expire, you may not revoke your exercise.

No Fractional Shares Will Be Issued

  We will not issue any fractional shares of AMF common stock. You may not exercise a right in part.

Method of Transferring and Selling Rights

  We have listed the rights for trading on the New York Stock Exchange under the symbol "PINRT." We also expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the date the rights expire. However, there has been no prior public market for the rights. We cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" on page 36.

  Transfer of Rights. You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to the subscription agent. You cannot transfer fractions of rights. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). If there is sufficient time before the expiration of the rights offering, the subscription agent will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct the subscription agent to send the rights certificate to one or more additional transferees. If you do not wish to receive your remaining rights, you may instruct the subscription agent to sell your rights for you as described below.

  If you wish to transfer all or a portion of your rights (but not fractional rights), you should allow a sufficient amount of time prior to the time the rights expire for the subscription agent to:

  .  Receive and process your transfer instructions; and

  . Issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

  If you wish to transfer your rights to any person other than a bank or broker, the signatures on your rights certificate must be guaranteed by an eligible institution.

  Sales of Rights Through the Subscription Agent. You may also sell your rights, in whole or in part (but not fractional rights), through the subscription agent. If you wish to have the subscription agent try to sell your rights, you must deliver your properly executed rights certificate, with appropriate instructions, to the subscription agent. If you want the subscription agent to try to sell only a portion of your rights, you must send the subscription agent instructions setting forth what you would like done with the rights, along with your rights certificate.

  If the subscription agent sells rights for you, it will send you a check for the proceeds from the sale of any of your rights as soon as possible after the date the rights expire. If your rights can be sold, the sale will be deemed to have been made at the weighted average sale price of all rights sold by the subscription agent. We will pay the fees charged by the subscription agent for making your sale. We cannot assure you, however, that a market will develop for the rights or that the subscription agent will be able to sell your rights.

  You must have your order to sell your rights to the subscription agent before 11:00 a.m., New York City time, on July 21, 1999, the fifth business day before the date the rights are expected to expire. If less than all sales orders received by the subscription agent are filled, it will prorate the sales proceeds among you and the other holders based upon the number of rights each holder has instructed the subscription agent to sell during that period, irrespective of when during the period the instructions are received by it. The subscription agent is required to sell your rights only if it is able to find buyers. If the subscription agent cannot sell your rights by 5:00 p.m., New York City time, on July 23, 1999, the third business day before the date the rights are expected to expire, the subscription agent will hold your rights certificate for pick up by you at the subscription agent's hand delivery address provided on page 4.

  General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights. You should also allow up to ten business days for your transferee to exercise or sell the rights evidenced by such new rights certificates. The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee, and the number of transactions which the holder instructs the subscription agent to effect. Neither we nor the subscription agent will be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the time the rights expire.

  You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if the subscription agent receives your properly endorsed rights certificate no later than 5:00 p.m., New York City time, five business days before the date the rights expire. The subscription agent will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by the subscription agent after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

  Unless you make other arrangements with the subscription agent, a new rights certificate issued to you after 5:00 p.m., New York City time, five business days before the date the rights expire, will be held for pick-up by you at the subscription agent's hand delivery address provided on page 4. You will bear the responsibility for picking up all newly issued rights certificates.

  Except for fees charged by the subscription agent (which we will pay), you are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights. Any amounts you owe will be deducted from your account.

  If you do not exercise your rights before the time of expiration of the rights offering, which is 5:00 p.m., New York City time, on July 28, 1999, unless the rights offering is extended, your rights will expire and will no longer be exercisable.

Procedures for DTC Participants

  We expect that the rights will be eligible for transfer through, and that your exercise of your basic subscription privilege (but not your over-subscription privilege or conditional over-subscription privilege) may be made through, the facilities of The Depository Trust Company (commonly known as DTC). If you exercise your basic subscription privilege through DTC we refer to your rights as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your over-subscription privilege and conditional over-subscription privilege by properly executing and delivering to the subscription agent, at or prior to the time the rights expire, a DTC participant over-subscription exercise form, a DTC participant conditional over-subscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of AMF common stock for which your over-subscription privilege and/or conditional over-subscription privilege is to be exercised. Please call the subscription agent at (201) 296-4860 to obtain copies of the DTC participant over-subscription exercise form, the DTC participant conditional over-subscription exercise form and the nominee holder certification.

Extensions and Termination

  We may extend the rights offering and the period for exercising your rights. You will not be able to revoke your exercise of subscriptions if we extend the rights offering. We may terminate the rights offering at any time before the time the rights expire.

No Recommendations to Rights Holders

  We are not making any recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment of your best interests. None of the members of our board of directors or the special committee, our officers or any other person are making any recommendations as to whether or not you should exercise your rights.

Foreign Stockholders

  We will not mail rights certificates to holders of AMF common stock on the record date or to subsequent transferees whose addresses are outside the United States. Instead, we will have the subscription agent hold those rights certificates for those holders' accounts. To exercise their rights, foreign holders must notify the subscription agent before 11:00 a.m., New York City time, on July 23, 1999, three business days prior to the date the rights are scheduled to expire, and must establish to the satisfaction of the subscription agent that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to the subscription agent by such time (if no contrary instructions have been received), the rights will be sold, subject to the subscription agent's ability to find a purchaser. Any such sales will be deemed to be effected at the weighted average sale price of all rights sold by the subscription agent. See "--Method of Transferring and Selling Rights" beginning on page 35. If the subscription agent sells the rights, the subscription agent will remit a check for the proceeds from the sale of any rights to foreign holders by mail. The proceeds, if any, resulting from sales of rights pursuant to the basic subscription privilege of holders whose addresses are not known by the subscription agent or to whom delivery cannot be made will be held in an interest bearing account. Any amount remaining unclaimed on the second anniversary of the date the rights expire will be turned over to AMF.

Regulatory Limitation

  We will not be required to issue to you shares of AMF common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights expire, you have not obtained such clearance or approval.

Issuance of Common Stock

  The subscription agent will issue to you certificates representing shares of AMF common stock you purchase pursuant to the rights offering as soon as practicable after the time the rights expire.

  Your payment of the aggregate subscription price will be retained by the subscription agent and will not be delivered to us, until your subscription is accepted and you are issued your stock certificates. We will not pay you any interest on funds paid to the subscription agent, regardless of whether such funds are applied to the subscription price or returned to you. You will have no rights as a stockholder of AMF with respect to shares of AMF common stock subscribed for until certificates representing such shares are issued to you. Upon our issuance of such certificates, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights certificates, your certificates for shares issued pursuant to your exercise of rights will be registered in your name.

  If the rights offering is not completed for any reason, the subscription agent will promptly return, without interest, all funds received by it.

  We will retain any interest earned on the funds held by the subscription agent prior to the closing or termination of the rights offering.

Shares of Common Stock Outstanding and Reserved after the Rights Offering

  Assuming we issue all of the shares of AMF common stock issuable upon exercise of the rights issued in the rights offering, approximately 87,596,479 shares of AMF common stock will be issued and outstanding after the rights offering is completed. Based on the 59,597,550 shares of AMF common stock outstanding as of June 25, 1999, the issuance of shares in the rights offering would result in an approximately 47% increase in the number of outstanding shares of AMF common stock.

  These numbers do not include 11,213,305 shares issuable upon exercise of outstanding stock options or warrants or conversion of our zero coupon convertible debentures (without giving effect to debentures tendered to us in the concurrent tender offer and without giving effect to any adjustments to options, warrants or zero coupon convertible debentures as a result of this rights offering).

Compliance with State Regulations Pertaining to the Rights Offering

  We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase AMF common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of such states or other jurisdictions. We do not expect that there will be any changes in the terms of the rights offering. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

  We have a stockholders agreement which governs the relationship among AMF and some of our significant and management stockholders. The parties to the stockholders agreement are AMF, affiliates of Goldman Sachs, Kelso, Bain Capital, The Blackstone Group, Citicorp North America, Inc., Charles M. Diker, Stephen E. Hare and a number of current and former members of management. We have summarized the terms of the stockholders agreement below, but you should refer to our Registration Statement on Form S-1 (Registration No. 333-34099), declared effective on November 3, 1997 for the full text of the stockholders agreement.

  The stockholders agreement gives the Goldman Sachs affiliates the right to increase or decrease the size of our board of directors. The Goldman Sachs affiliates also have the right to nominate five directors and to nominate a majority of the members of the board, so long as they hold a majority of the outstanding shares of our common stock. Each of three other investment funds that are part of the original investor group has the right to nominate one member of our board subject to some limitations and to the approval of the Goldman Sachs affiliates. Each member of the investor group (including the Goldman Sachs affiliates) that nominated one or more directors generally has the right to recommend removal, with or without cause, of that director or directors nominated, at which time the director must resign or be subject to removal by the stockholders. If a director nominated by an investor group member dies, is removed or resigns, that director may be replaced by the member that nominated him, subject to the approval of the Goldman Sachs affiliates.

  The stockholders agreement requires the board of directors to have an executive committee, which is made up of two directors named by the Goldman Sachs affiliates and our president and chief executive officer, Roland C. Smith. The executive committee may exercise all the powers and authority of the board of directors except (1) where the stockholders agreement requires a meeting of the board of directors and (2) for actions which require a special vote. A "special vote" is required for:

  .  the issuance of capital stock below fair market value;

  . the grant or issuance of options or warrants exercisable or exchangeable in excess of a specified amount of shares;

  .  entering into transactions with affiliates of Goldman Sachs; and

  . amendments to the stockholders agreement, our certificate of incorporation or our bylaws, which would adversely affect the rights and obligations of certain members of our investor group.

  Matters requiring a special vote must be approved by a majority of the directors who are nominated by the Goldman Sachs affiliates and who are not our employees, and at least one director nominated by Blackstone or Kelso. Any amendment affecting one stockholder differently from any other stockholder requires that stockholder's approval.

  Each stockholder who signed the stockholders agreement has agreed:

  . to appear in person or by proxy at any stockholders meeting for purposes of obtaining a quorum;

  . to vote its shares of common stock in favor of the election or removal of directors in accordance with the board composition provisions of the stockholders agreement summarized above;

  . to otherwise vote its shares of common stock at stockholders meetings in a manner consistent with the stockholders agreement;

  . not to grant any proxy or enter into any voting trust relating to the common stock it holds or enter into any stockholder agreement inconsistent with the stockholders agreement; and

  . not to act as a group or in concert with others in acquiring, disposing or voting its shares of common stock in any manner inconsistent with the stockholders agreement.

  If a stockholder who signed the stockholders agreement decides to sell its shares of common stock (other than in certain cases, including in a transaction governed by Rule 144 of the Securities Act), that stockholder must give the other stockholders party to the Stockholders Agreement notice of its intent to sell and those other stockholders have the opportunity to sell a pro rata share of their common stock in that sale. In addition, if stockholders who signed the stockholders agreement and who own 51% or more of our outstanding common stock propose to sell all of their common stock in a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, those stockholders will have the right to require other stockholders who signed the stockholders agreement to sell their AMF common stock in that sale on the same terms and conditions as the stockholders proposing to sell.

  The stockholders agreement will terminate if:

  . the Goldman Sachs affiliates and certain members of the original investor group no longer hold at least 50% of the shares of AMF common stock outstanding prior to the Company's initial public offering;

  . the Goldman Sachs affiliates and certain members of the investor group hold in the aggregate less than 40% of the number of shares of common stock outstanding, on a fully diluted basis; or

  . any merger, recapitalization, consolidation, reorganization or other restructuring of AMF results in the stockholders that signed the stockholders agreement owning less than a majority of the outstanding voting power of the entity surviving that transaction.

Registration Rights Agreement

  We are subject to a registration rights agreement with substantially all of the same parties who signed the Stockholders Agreement. Pursuant to the registration rights agreement, we granted the Goldman Sachs affiliates the right to make up to five demands that we register shares of common stock under the Securities Act and we granted three investment funds that are members of the original investor group each the right to make one demand that we similarly register their shares.

  If a demand is made for registration, each of the other stockholders that are parties to the Registration Rights Agreement will have the opportunity to participate on a pro rata basis in the registration demanded. In addition, except in some circumstances and subject to some limitations, if we propose to register any shares of common stock under the Securities Act, the stockholders will be entitled to require us to include all or a portion of their shares of common stock in that registration.

  We have summarized the terms of the registration rights agreement above, but you should refer to our Registration Statement on Form S-1 (Registration No. 333-34099), declared effective on November 3, 1997 for the full text of the registration rights agreement.

Transactions with Management and Others; Certain Business Relationships

  Richard A. Friedman, Terence M. O'Toole and Peter M. Sacerdote, each of whom is affiliated with Goldman Sachs, are directors of AMF and some of our subsidiaries. Mr. Friedman is also our Chairman. Goldman Sachs and its affiliates beneficially own a majority of the outstanding shares of our common stock.

  Goldman Sachs acted as lead initial purchaser in the May 1998 sale of our zero coupon convertible debentures and received commissions and discounts of $5.4 million.

  In 1998, we paid an affiliate of Goldman Sachs $300,000 for services performed under our principal subsidiary's bank credit agreement. Parties to the bank credit agreement, which was amended and restated on September 30, 1998, include our principal operating subsidiary, affiliates of certain of our stockholders, including affiliates of Goldman Sachs and certain other banks, financial institutions and institutional lenders. Affiliates of Goldman Sachs and Citicorp North America, Inc. have acted as arrangers of the bank debt agreement. Citibank, N.A. is currently acting as administrative agent and Citicorp USA, Inc. is acting as collateral agent for a revolving credit and term loan facility extended to our principal operating subsidiary under the bank credit agreement in an amount up to $762.9 million. We have paid an affiliate of Goldman Sachs a portion of the $3.8 million fee payable to the banks in connection with the 1999 amendment of the bank credit agreement.

  Our principal operating subsidiary has retained Goldman Sachs as its financial adviser to provide it investment banking and financial advisory services, including services in connection with acquisitions, dispositions or financings. Pursuant to this engagement, the subsidiary has agreed to reimburse Goldman Sachs for its out-of-pocket expenses and to indemnify Goldman Sachs in connection with its services rendered.

  We have also entered into three interest rate cap agreements with an affiliate of Goldman Sachs to hedge our exposure to fluctuations in the interest rates applicable to our borrowings under our principal subsidiary's bank credit agreement through March, 2000. We paid fees of $50,000 in connection with a transaction on March 31, 1998, $40,000 in connection with a transaction executed on October 30, 1998 and $65,000 in connection with a transaction executed on March 23, 1999.

  Goldman Sachs holds warrants to purchase 870,000 shares of our common stock (before adjustment pursuant to the anti-dilution provision described below). The warrants were issued to Goldman Sachs at the time of the acquisition of AMF by the original investor group in 1996. The warrants are exercisable for a nominal amount. They contain an anti-dilution provision that adjusts the amount of shares issuable if certain events occur, including a merger, a recapitalization or a common stock offering, including this rights offering at below market prices.

  On April 28, 1999, we entered into an employment agreement with Roland C. Smith as our President and Chief Executive Officer and a member of our board of directors. Mr. Smith will also serve on the executive committee of the board. The three-year agreement will automatically be extended for additional one-year terms unless either party gives written notice at least 180 days prior to any extension. Mr. Smith's annual base salary will be at least $575,000, plus an annual bonus of up to 75% of his base salary, based on the achievement of discretionary objectives and operational and financial targets set by the compensation committee of our board ($431,250 will be guaranteed as a bonus for 1999). We paid Mr. Smith a signing bonus of $500,000 and will reimburse him for relocation expenses.

  If we terminate Mr. Smith's employment (other than for cause) or if he resigns (for good reason), we must continue Mr. Smith's base salary and welfare benefits for the rest of the employment period plus one year, and pay him his accrued compensation and annual bonus. If his duties, authority, responsibilities, title or compensation are adversely altered within nine months of a change of control, Mr. Smith may resign and receive these severance benefits. If Mr. Smith becomes disabled or dies, we must pay him (or his estate) his accrued compensation and a pro-rata bonus and continue his welfare benefits for one year.

  We granted Mr. Smith an option to purchase 1,000,000 shares of our common stock at an exercise price of $5.2813 per share. The option vests and becomes exercisable in 20% increments on the date of grant and the next four anniversaries. The option vests and becomes fully exercisable in the event of a change of control. If we terminate Mr. Smith's employment (other than for cause) or he resigns (for good reason) any portion of the option that was scheduled to vest during the following two-year period will vest and become exercisable.

  We loaned $1.0 million each to Douglas J. Stanard and Stephen E. Hare on a non-recourse basis to enable them to purchase shares of our common stock. The common stock they purchased serves as collateral to secure the promissory notes reflecting the indebtedness. When Mr. Stanard resigned from his positions with AMF, he transferred all of his common stock back to us in exchange for our canceling the promissory note.

Ownership of Zero Coupon Convertible Debentures

  On November 12, 1998, affiliates of Goldman Sachs and Kelso entered into a Debenture & Note Purchase Agreement, in which Goldman Sachs and Kelso agreed to make open market purchases of our zero coupon convertible debentures from time to time in agreed upon proportions. Under the Debenture & Note Purchase Agreement, affiliates of Goldman Sachs have purchased $415,957,000 in aggregate principal amount at maturity of zero coupon convertible debentures and affiliates of Kelso have purchased $79,993,000 in aggregate principal amount at maturity of zero coupon convertible debentures. Goldman and Kelso have indicated that they currently expect to tender their debentures in the tender offer subject to market conditions, although they are not obligated to so tender.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  McGuire, Woods, Battle & Boothe LLP, our special federal tax counsel, has advised us that the following discussion as to legal matters is its opinion as to the material United States federal income tax consequences of the rights offering. Their opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable final, temporary and proposed Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the IRS, and upon the facts concerning AMF as of today. We cannot assure you that the IRS will agree with their opinion, and we are not requesting a ruling from the IRS. Legislative, judicial or administrative changes or interpretations may be issued in the future that could alter or modify their opinion. These changes or interpretations could be retroactive and therefore affect the tax consequences to you.

  Moreover, the opinion of McGuire, Woods, Battle & Boothe LLP does not purport to fully address all aspects of federal income taxation that may be relevant to you, especially if you are subject to special treatment under the federal income tax laws. For example, if you are a bank, a dealer in securities, a trader in securities that elects to mark to market, a life insurance company, a tax-exempt organization or a foreign taxpayer (such as a foreign corporation, foreign partnership or nonresident alien individual), this discussion may not cover all relevant tax issues. Also this opinion does not address applicable tax consequences if you hold AMF common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. This opinion does not address any aspect of state, local or foreign tax laws.

  In addition, this opinion assumes that you hold AMF common stock, and will hold the rights and any shares of AMF common stock you acquire upon the exercise of rights, as capital assets (generally, property held for investment) for federal income tax purposes. We urge you to consult your own tax advisors to determine the specific tax consequences of the rights offering to you, including state, local and foreign tax consequences.

Issuance of the Rights

  If you hold AMF common stock on the record date, you will not be required to recognize taxable income upon the receipt of the rights.

  Subject to certain exceptions, a distribution by a corporation to its stockholders of rights to acquire stock in the distributing corporation is not taxable. An exception to this general rule applies in the case of a distribution which constitutes a "disproportionate distribution" with respect to any class or classes of stock of the corporation. A distribution of stock rights constitutes a "disproportionate distribution" if it is a part of a distribution or a series of distributions (including deemed distributions) that has the effect of the receipt of property (including cash) by some stockholders and an increase in the proportionate interests of other stockholders in the assets or earnings and profits of the distributing corporation.

  The distribution of the rights to all stockholders will not constitute a taxable distribution based on representations by AMF that:

  .  there is a single class of stock outstanding, and

  . there has not been nor is there expected to be any property distributions to any stockholder in connection with the distribution of rights.

  If despite these representations, the IRS were to conclude that there were other property distributions to stockholders in connection with the distribution of rights, the IRS could try to treat the distribution of rights as a taxable distribution. If the IRS were successful in taking such a position, an AMF stockholder receiving rights would include in gross income (taxable as ordinary income) the fair market value of the rights received to the extent of the current and accumulated earnings and profits of AMF. To the extent the fair market value of the rights exceeded the current and accumulated earnings and profits of AMF, the excess would be treated first as a nontaxable recovery of adjusted tax basis in the AMF common stock with respect to which the rights were distributed and then as gain from the sale or exchange of the AMF common stock. An AMF stockholder's tax basis in rights received in a taxable distribution would equal the fair market value of the rights as of the date of distribution of the rights. An AMF stockholder's holding period in those rights would begin on the day following the date of distribution of the rights.

  We intend to treat the distribution of rights as a nontaxable distribution. Except as provided above, the following discussion assumes that the distribution of the rights will be treated as a nontaxable distribution.

Basis and Holding Period of the Rights

  If you hold AMF common stock on the record date and the fair market value of the rights on the day we issue the rights is less than 15% of the fair market value of AMF common stock on that date, your basis in the rights received generally will be zero. However, you will be permitted to make an election, under section 307 of the Internal Revenue Code, to allocate your basis in your shares of AMF common stock between your stock and the rights in proportion to their relative fair market values on the date we issue the rights.

  If the fair market value of the rights on the date we issue the rights is 15% or more of the fair market value of AMF common stock on that date (which could occur if an unanticipated market demand for rights develops), you will be required to allocate your basis in your shares of AMF common stock between your stock and the rights in proportion to their relative fair market values on the date we issue the rights.

  If you hold AMF common stock on the record date, the holding period of rights that we distribute to you will include your holding period (as of the date of issuance) for the AMF common stock with respect to which we distributed the rights to you.

  If you purchase rights, your basis in the rights will be equal to your purchase price for the rights. Your holding period for those rights will begin on the date following the date you purchase the rights.

Transfer of the Rights

  If you sell or exchange your rights, you generally will recognize gain or loss equal to the difference between the amount realized and your basis, if any, in the rights. Such gain or loss generally will be capital gain or loss (assuming the rights are held as capital assets at the time of the sale or exchange). Gain or loss from the sale of an asset held for more than one year will generally be taxable as long term capital gain or loss. If you are an individual, any long term capital gain is generally taxed at a maximum federal income tax rate of 20%.

Expiration of the Rights

  If your basis in your rights is zero, and you allow your rights to expire unexercised, you will not recognize any gain or loss.

  If you received your rights in a distribution from AMF and you allow your rights to expire unexercised, you will not be permitted to recognize a taxable loss. Any basis that would have been allocated to the expired rights will instead be reallocated to the AMF common stock with respect to which those rights were distributed.

  If you purchase rights from another person and allow those rights to expire unexercised, you will recognize a taxable loss. Any loss you recognize on the expiration of your rights will be a capital loss if the AMF common stock that you would have obtained on exercise of the rights would have been a capital asset.

Exercise of the Rights; Basis and Holding Period of Acquired Shares

  You will not recognize any gain or loss upon the exercise of your rights. Your basis in each share of AMF common stock you acquire through exercise of your rights will equal the sum of the subscription price you paid to exercise your rights and your basis, if any, in the rights. Your holding period for the AMF common stock you acquire through exercise of your rights will begin on the date you exercise your rights.

Sale or Exchange of Common Stock

  If you sell or exchange shares of AMF common stock, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Gain or loss from an asset held for more than one year will generally be taxable as long term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 20%.

Information Reporting and Backup Withholding

  Under the backup withholding rules of the Internal Revenue Code, you may be subject to 31% backup withholding with respect to any reportable payments made to you pursuant to the rights offering. You will not be subject to backup withholding if you:

  . Are a corporation or fall within certain other exempt categories and, when required, demonstrate that fact; or

  . Provide a correct taxpayer identification number and certify under penalties of perjury that your taxpayer identification number is correct and that you are not subject to backup withholding because you previously failed to report all dividends and interest income.

  Any amount withheld under these rules will be credited against your federal income tax liability, provided that the required information is given to the IRS. We may require you to establish your exemption from backup withholding or make other arrangements with respect to the payment of backup withholding.

Non-U.S. Holders

  For purposes of the following discussion, you will be considered a "Non-U.S. Holder" if, for U.S. federal income tax purposes, you are considered to be (i) a nonresident alien individual, (ii) a foreign corporation, (iii) an estate or trust that is not subject to U.S. federal income tax on a net income basis, or
(iv) a foreign partnership.

  If you are a Non-U.S. Holder of AMF common stock, under the general rules described above you will not be required to recognize taxable income on the receipt or exercise of rights. See "Issuance of the Rights" above.

  Dividends. In general, if you are a Non-U.S. Holder dividends paid to you on AMF common stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. If your dividends are connected with your conduct of a trade or business in the United States, such dividends generally will be subject to U.S. federal income tax at regular rates, and will not be subject to the 30% withholding tax if you file the appropriate IRS form with the payor. If you are a foreign corporation, dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty.

  Under current rules, if dividends are paid to you at an address in a foreign country you generally are presumed (absent actual knowledge to the contrary) to be a resident of such country for purposes of the withholding rules discussed above and for purposes of determining whether you qualify for a favorable tax treaty rate. Under new regulations, not generally in effect until after December 31, 2000 (the "Final Regulations"), however, if you wish to claim the benefit of an applicable treaty rate you will be required to satisfy applicable certification and other requirements.

  If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty you may obtain a refund of any amounts currently withheld by filing an appropriate claim for a refund with the IRS.

  Sale or Exchange of Rights or AMF Common Stock. Except as described below and subject to the discussion concerning backup withholding, any gain realized on the sale or exchange of rights or on the sale, exchange or redemption of AMF common stock acquired upon exercise of a right generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with a trade on business that you conduct in the U.S. (and, if you are a treaty resident, is attributable to a fixed base or permanent establishment that you maintain in the U.S.), (ii) subject to certain exceptions, you are an individual who holds the AMF common stock as a capital asset and you are present in the United States for 183 days or more in the taxable year of the disposition, (iii) you are subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (iv) AMF is a "U.S. real property holding corporation" for federal income tax purposes. AMF does not believe that it is currently a "U.S. real property holding corporation," or that it will become one in the future.

  Federal Estate Tax. If you are an individual who is neither a citizen nor a resident of the United States (for federal estate tax purposes) any AMF common stock that you own at your death will be included in your estate for U.S. federal income tax purposes unless an applicable estate tax treaty otherwise applies.

  Information Reporting and Backup Withholding. AMF must report annually to the IRS and to each Non-U.S. Holder any dividend that is subject to withholding or is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

  The payment of the proceeds on the disposition of AMF common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless you certify as to your Non-U.S. Holder status under penalty of perjury or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

  In the case of the payment of proceeds from the disposition of AMF common stock to or through a non- U.S. office of a broker that is either a U.S. person or a U.S. related person, information reporting (but not backup withholding) will apply to the payment unless the broker has documentary evidence in the files that you are a Non-U.S. Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that you are a U.S. person).

  The Final Regulations, which are not currently in effect, make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations generally attempt to unify certification requirements and modify reliance standards. You should consult your own tax advisor regarding the Final Regulations.

  Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that the required information is provided to the IRS.

                          DESCRIPTION OF CAPITAL STOCK

  The following is a summary of the terms of our capital stock and highlights some of the provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of the certificate of incorporation or the bylaws. If you would like to read the certificate of incorporation or bylaws, they are on file with the Securities and Exchange Commission.

Authorized Shares

  Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. As of June 25, 1999, 59,597,550 shares of AMF common stock were outstanding. We have reserved a total of 11,213,305 shares of AMF common stock for issuance upon exercise of outstanding stock options and warrants and upon conversion of our zero coupon convertible debentures (without giving effect to debentures tendered to us in the concurrent tender offer and without giving effect to any adjustments to options, warrants or zero coupon convertible debentures as a result of this rights offering). No shares of preferred stock are outstanding.

Common Stock

  As a holder of AMF common stock, you are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. You do not have cumulative voting rights. Therefore, holders of a majority of shares of AMF common stock entitled to vote in any election of our directors may elect all directors standing for election. Affiliates of Goldman Sachs own a majority of the outstanding AMF common stock. As a result of that ownership and the provisions of the stockholders agreement, discussed under the heading "Certain Relationships and Related Party Transactions" beginning on page 39, Goldman Sachs affiliates generally have the ability to:

  .  control the election of a majority of our board of directors;

  .  appoint new management; and

  . approve or block any action requiring stockholders approval, including amendments to our certificate of incorporation and mergers or sales of substantially all of our assets.

  The stockholders agreement also provides for three of the investment funds which are our stockholders each to nominate a director. Each of these nominees is subject to approval of affiliates of Goldman Sachs.

  Holders of AMF common stock are entitled to receive dividends declared by our board of directors. The ability of our board of directors to declare dividends, however, is subject to the rights of any holders of our preferred stock which may be outstanding and the availability of sufficient funds to pay the dividends. See "Dividend Policy" on page 23 for a description of substantial restrictions on our ability to pay dividends. If we liquidate AMF, you will be entitled to share ratably with the other stockholders in the distribution of all assets that we have left after we pay all of our liabilities and all of our obligations to the holders of any preferred stock which may be outstanding. You have no preemptive rights to subscribe for additional shares of AMF and no right to convert your AMF common stock into any other securities. In addition, you do not have the benefit of a sinking fund for your shares of AMF common stock. Your AMF common stock is not redeemable by us.

Preferred Stock

  Your rights as a holder of AMF common stock may be affected by any preferred stock that we may issue. As of the date of this prospectus, we have not issued any preferred stock and we do not have any plans to issue any preferred stock in the future. However, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock. The issuance of preferred stock could adversely affect your voting power as a holder of AMF common stock and could have the effect of delaying, deferring or impeding a change in control of AMF.

  If we authorize the issuance of preferred stock, our board of directors has the authority to determine whether any or all shares of authorized preferred stock should be issued as a class without series or in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock. The rights and restrictions on the preferred stock may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences.

Provisions of the Certificate of Incorporation and Bylaws That May Have Anti-Takeover Effects

  Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying, deterring or preventing a sale or change of control of AMF. These provisions may also make the removal of directors and management more difficult. For example, our bylaws restrict who may call a special meeting of stockholders, making it difficult for stockholders to call meetings for special purposes. Also, our certificate of incorporation authorizes us to issue preferred stock and rights or options entitling the holders to purchase securities of AMF or of any other corporation, without stockholder approval and upon terms the board of directors determines. However, because the parties to the stockholders agreement currently can (and after the rights offering will continue to be able to) elect all members of our board of directors and control the outcome of most matters submitted to a vote of stockholders, such provisions currently have limited significance to you.

Limitation of Liability of Directors

  The certificate of incorporation and bylaws limit the directors' liability to stockholders and AMF. Specifically, a director is not liable to AMF or you, as one of its stockholders, for monetary damages for breach of fiduciary duty as a director, except for liability for a director's

  .  breach of his or her duty of loyalty to AMF or our stockholders;

  . acts or omissions that are either not in good faith or which involve his or her intentional misconduct or a knowing violation of law;

  . unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the Delaware General Corporation Law; and

  . participation in a transaction from which he or she received an improper personal benefit.

  These provisions do not limit liability under federal or state securities laws. We believe these provisions will help us attract and retain qualified individuals to serve as directors.

Section 203 of Delaware General Corporation Law

  We have elected in the certificate of incorporation not to be subject to
Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between a Delaware corporation and an "interested stockholder" (generally, a holder of 15% or more of a corporation's voting stock).

Transfer Agent and Registrar

  The transfer agent and registrar for AMF common stock and the rights is ChaseMellon Shareholder Services, L.L.C.

                              PLAN OF DISTRIBUTION

  We are making this rights offering directly to you, the holders of AMF common stock, on a pro rata basis for each share of AMF common stock held on July 7, 1999.

  We will pay D.F. King & Co., Inc., the information agent, a fee of approximately $8,000 and ChaseMellon Shareholder Services, L.L.C., the subscription agent, a fee of approximately $30,000 for their services in connection with this rights offering. We have also agreed to reimburse the information agent and the subscription agent their reasonable expenses and to indemnify them against certain liabilities.

  We estimate that our total expenses in connection with the rights offering, including fees and expenses of the financial advisor/dealer manager, information agent and subscription agent, will be $1.5 million.

  We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights. Except as described in this section, we are not paying any other commissions, fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of rights, but we will not pay our employees any commissions or compensation for such services other than their normal employment compensation.

  Morgan Stanley is acting as financial advisor to the board of directors in connection with the recapitalization plan, including the rights offering and the tender offer for our zero coupon convertible debentures. It is also advising the special committee of the board on matters relating to the concurrent tender offer, including the pricing thereof. Morgan Stanley's advice has included assistance in determining the subscription price, the tender offer price and the impact of the rights offering on us and our stockholders from a financial point of view. It has also discussed with management and the board of directors the possible effects of the rights offering and the recapitalization plan, including the concurrent tender offer for our zero coupon convertible debentures. Morgan Stanley also performed analyses to assist the board of directors in determining the appropriate and desirable pricing and other terms for the rights offering and the special committee in determining the appropriate and desirable pricing of the tender offer. Please refer to "Our Business, Recapitalization Plan and On-Going Business Strategies" on page 20 and "The Rights Offering--Approval of the Rights Offering and Determination of the Subscription Price" on page 27 for more information about the background of the rights offering. Morgan Stanley is not making a recommendation as to whether or not you should exercise your rights. You should make your decision based on your own assessment as to whether to exercise your rights. Morgan Stanley is also acting as dealer manager in the concurrent tender offer for our zero coupon convertible debentures. We have agreed to pay Morgan Stanley a fee of $500,000 for serving as financial adviser and dealer manager as described above. We have also agreed to reimburse its reasonable expenses and to indemnify it against certain liabilities, including under the securities laws.

  Morgan Stanley and some of its affiliates have performed in the past and may perform in the future other financial advisory and investment banking services for us. We have paid, and may in the future pay, such parties compensation for their services. Morgan Stanley was one of the initial purchasers of our zero coupon convertible debentures when they were issued in May 1998 and is currently a market maker for the debentures. In addition, Morgan Stanley was an underwriter of our initial public common stock offering in November 1997, serving as the qualified independent underwriter for purposes of the rules of the National Association of Securities Dealers, Inc. in the offering.

                                    LAWYERS

  McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, and Wachtell, Lipton, Rosen & Katz, New York, New York, represented AMF in connection with the validity of the AMF common stock and the rights offered by this prospectus. Potter, Anderson & Corroon LLP, Wilmington, Delaware represented the special committee of the board of directors in considering the concurrent tender offer for our zero coupon convertible debentures, including the pricing thereof.

                                    EXPERTS

  The financial statements and schedules as of December 31, 1998, for each of the two years in the period ended December 31, 1998, and for the period from inception (January 12, 1996) through December 31, 1996, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The combined financial statements, as of April 30, 1996 and for the four months then ended, of AMF Bowling Group, the predecessor company to AMF Bowling, Inc., incorporated in this prospectus by reference to the AMF Bowling, Inc. Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  We have agreed to indemnify PricewaterhouseCoopers LLP for the payment of all legal costs and expenses incurred in their successful defense of any legal action or proceeding that arises as a result of their audit reports on the combined financial statements of AMF Bowling Group being included or incorporated by reference in this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission ("SEC") a registration statement on Form S-3 under the Securities Act of 1933 covering the rights and the shares of AMF common stock to be issued when the rights are exercised. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement. Our descriptions in this prospectus concerning the contents of any contract, agreement or document are not necessarily complete. For those contracts, agreements or documents that we filed as exhibits to the registration statement, you should read the exhibit for a more complete understanding of the document or subject matter involved.

  Because we are subject to the informational requirements of the Securities Exchange Act of 1934, we file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits and schedules, and any reports, proxy statements or other information that we file at the SEC's public reference room in Washington, D.C. at 450 Fifth Street, NW 20549. You can request copies of these documents by writing to the SEC and paying a duplicating charge. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms in other cities. The SEC makes our filings available to the public on its Internet site (http://www.sec.gov). In addition, you may inspect such reports and other information at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information contained in this prospectus.

  We incorporate by reference into this prospectus the following documents (SEC File No. 001-13539), which contain important information about us and our business and financial results:

  .  our Annual Report on Form 10-K for the year ended December 31, 1998;

  .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  .  our Current Reports on Form 8-K dated May 5, 1999 and June 28, 1999;

  .  our Information Statement on Schedule 14C dated May 5, 1999; and

  . the description of the AMF common stock contained in our Registration Statement on Form 8-A filed with the SEC on October 27, 1997.

  We may file additional documents with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the expiration of the rights offering. The SEC allows us to incorporate by reference into this prospectus such documents. You should consider any statement contained in this prospectus (or in a document incorporated into this prospectus) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

  You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Renee D. Antolik, AMF Bowling, Inc., Vice President, Investor Relations and Financial Reporting (Telephone: (804) 730-4402).

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  AMF Bowling, Inc. has not authorized any person to give you information that differs from the information in this prospectus. You should rely solely on the information contained in this prospectus. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, even if the prospectus is delivered to you after the prospectus date, or you buy AMF common stock after the prospectus date.

                               ----------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers About the Rights Offering...........................   2
Prospectus Summary........................................................   5
Summary Consolidated Financial Data.......................................   8
Risk Factors..............................................................  10
Cautionary Statement Regarding Forward-Looking Statements ................  17
Recent Developments.......................................................  19
Our Business, Recapitalization Plan and On-Going Business Strategies......  20
Use of Proceeds...........................................................  23
Dividend Policy...........................................................  23
Price Range of Common Stock...............................................  24
Capitalization............................................................  25
The Rights Offering.......................................................  27
Certain Relationships and Related Party Transactions......................  39
Certain Federal Income Tax Consequences...................................  43
Description of Capital Stock..............................................  47
Plan of Distribution......................................................  49
Lawyers...................................................................  50
Experts...................................................................  50
Where You Can Find More Information.......................................  51

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                            27,998,929 SHARES

                              [LOGO APPEARS HERE]

                               AMF BOWLING, INC.

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              June 28, 1999

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

  The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby and the concurrent tender offer for zero coupon convertible debentures.

   SEC Registration Fee............................................. $   38,920
   NYSE Listing Fee.................................................    113,300
   NASD Filing Fee..................................................     14,500
   Subscription Agent Fee...........................................     50,000
   Information Agent Fee............................................     15,000
   Printing and Engraving Expenses..................................    100,000
   Legal Fees and Expenses..........................................    750,000
   Accounting Fees and Expenses.....................................     50,000
   Financial Advisor Fees and Expenses..............................    600,000
   Miscellaneous....................................................    168,280
                                                                     ----------
     Total.......................................................... $1,900,000
                                                                     ==========

Item 15. Indemnification of Directors and Officers

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.
Article VIII, Section 1 of the registrant's Restated Certificate of Incorporation limits the liability of directors thereof to the full extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents of the corporation, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, a corporation may indemnify any such person for expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of any such action or suit by or in the right of the corporation if the person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation; however, the corporation may not indemnify the person for such expenses in a suit or action by or on behalf of the corporation unless the Delaware Court of Chancery or the court hearing the action or proceeding determines that the person is fairly and reasonably entitled to indemnity for such expenses. A corporation is required to provide the foregoing indemnity to a director if the director is successful (on the merits or otherwise) in his or her defense of the claim or proceeding. Article VIII, Section 2(a) of the Restated Certificate of Incorporation of the registrant provides that the registrant shall indemnify its officers and directors to the full extent permitted by Delaware law.

  Article VIII, Section 2(a) of the registrant's Restated Certificate of Incorporation also provides that the registrant shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except as otherwise provided in the Restated Certificate of Incorporation. Any rights to indemnification conferred in Section 2 are contract rights, and include the right to be paid by the registrant the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL requires, the payment of such expenses incurred by a director or officer in such capacity in advance of final disposition shall be made only upon delivery to the registrant of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced, if it is ultimately determined that such director or officer is not entitled to be indemnified under Section 2 or otherwise. By action of the board of directors, the registrant may extend such indemnification to employees and agents of the registrant.

  An insurance policy obtained by the registrant provides for indemnification of officers and directors of the registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16. Exhibits

  See Index to Exhibits.

Item 17. Undertakings

  (a) The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, Virginia, on June 28, 1999.

                                          AMF Bowling, Inc.


                                          By: /s/ Roland C. Smith
                                             ----------------------------------
                                             Name: Roland C. Smith
                                             Title: President and Chief
                                             Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the dates indicated.

              Signature                Title
              ---------                -----

      /s/ Richard A. Friedman*         Chairman of the Board
______________________________________
         Richard A. Friedman

         /s/ Roland C. Smith           Director/President and Chief Executive Officer
______________________________________  (Principal Executive Officer)
           Roland C. Smith

       /s/ Terence M. O'Toole*         Director
______________________________________
          Terence M. O'Toole

       /s/ Peter M. Sacerdote*         Director
______________________________________
          Peter M. Sacerdote

        /s/ Charles M. Diker*          Director
______________________________________
           Charles M. Diker

        /s/ Paul B. Edgerley*          Director
______________________________________
           Paul B. Edgerley

        /s/ Howard A. Lipson*          Director
______________________________________
           Howard A. Lipson

       /s/ Thomas R. Wall, IV*         Director
______________________________________
          Thomas R. Wall, IV

         /s/ Stephen E. Hare           Director/Executive Vice President/Chief Financial
______________________________________  Officer/Treasurer (Principal Financial Officer)
           Stephen E. Hare

       /s/ Michael P. Bardaro*         Senior Vice President/Corporate
______________________________________  Controller/Assistant Secretary/Chief Accounting
          Michael P. Bardaro            Officer (Principal Accounting Officer)



*By:  /s/ Stephen E. Hare
  ------------------------------

       Stephen E. Hare

      Attorney-in-Fact

                                List of Exhibits

 Exhibit
 Number  Description
 ------- -----------
  4.1    Form of Rights Certificate.

  4.2    Specimen of Common Stock Certificate. (1)

  4.3    Restated Certificate of Incorporation of AMF Bowling, Inc. (2)

  4.4    By-Laws of AMF Bowling, Inc. (3)

  5.1    Opinion of McGuire, Woods, Battle & Boothe LLP.

  5.2    Opinion of Wachtell, Lipton, Rosen & Katz.

  8.1    Tax Opinion of McGuire, Woods, Battle & Boothe LLP.

 23.1    Consent of Arthur Andersen LLP.

 23.2    Consent of PricewaterhouseCoopers LLP.

 23.3    Consent of McGuire, Woods, Battle & Boothe LLP (contained in Exhibits
         5.1 and 8.1).

 23.4    Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.2).

 24.1*   Power of Attorney (included on signature page).

 24.2    Power of Attorney

 99.1    Form of Instructions to Stockholders.

 99.2    Form of Notice of Guaranteed Delivery.

 99.3    Form of DTC Participant Over-Subscription Exercise Form.

 99.4    Form of DTC Participant Conditional Over-Subscription Exercise Form.

 99.5    Form of Letter to Stockholders who are Record Holders.

 99.6    Form of Letter to Stockholders who are Beneficial Holders.

 99.7    Form of Letter to Clients of Stockholders.

 99.8    Form of Nominee Holder Certificate Form.

 99.9    Substitute Form W-9 for Use with Rights Offering.

 99.10   Form of Beneficial Owner Election Form.

 99.11   Form of Subscription Agent Agreement by and between AMF Bowling, Inc.
         and ChaseMellon Shareholder Services, L.L.C.

 99.12   Form of Information Agreement by and between AMF Bowling, Inc. and
         D.F. King & Co., Inc.

 99.13   Form of Notice to Stockholders.

--------

* Previously filed.

Notes to Exhibits:

(1) Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K of AMF Bowling, Inc. for the fiscal year ended December 31, 1997 (File No. 001-13539).

(2) Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of AMF Bowling, Inc. (File No. 333-34099).

(3) Incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of AMF Bowling, Inc. (File No. 333-34099).